AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 2005
                           REGISTRATION NO. 333-120174


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM SB-2/A
                                 Amendment No. 2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ZONE 4 PLAY, INC.
                 (Name of small business issuer in its charter)

         NEVADA                           5812                   98-0374121
------------------------------  ---------------------------- ------------------
 (State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                 103 Foulk Road
                              Wilmington, DE 19803
                                 (302) 691-6177
          (Address and telephone number of principal executive offices)

                     Shimon Citron, Chief Executive Officer
                                 103 Foulk Road
                              Wilmington, DE 19803
                                 (302) 691-6177
            (Name, address and telephone number of agent for service)

                                   COPIES TO:

                             Gregory Sichenzia, Esq.
                              David Schubauer, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                                 (212) 930-9700

                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                       (COVER CONTINUES ON FOLLOWING PAGE)

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                   Proposed Maximum       Proposed Maximum
    Title of each class of securities          Amount to be       Offering Price Per     Aggregate Offering        Amount of
            to be registered                    Registered            Security(1)              Price            Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share         11,529,028(2)            $0.865              $9,972,609.22         $1,263.53
Common Stock, $.001 par value per share          5,024,502(3)            $0.865              $4,346,194.23           $550.66
----------------------------------------------------------------------------------------------------------------------------------
Total                                           16,553,530               $0.865             $14,318,803.45         $1,814.19(4)
==================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on October 27, 2004, which was $0.865 per share.
(2) Includes shares of common stock which are owned by current shareholders of Zone 4 Play, Inc.
(3) Includes shares of common stock which are issuable upon exercise of warrants.
(4)   Previously paid.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


      PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2005


                                Zone 4 Play, Inc.
                           Up to 16,553,530 Shares of
                                  Common Stock

      This prospectus relates to the public offering of an aggregate of up to 16,553,530 shares of common stock which may be sold from time to time by the selling stockholders of Zone 4 Play, Inc. named in this prospectus. Of these shares, 5,024,502 shares are issuable upon exercise of warrants held by the selling stockholders.

      The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 7. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

      We have paid the expenses of preparing this prospectus and the related registration expenses.


      Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "ZFPI." The last reported sales price for our common stock on January 14, 2005, was $1.50 per share.


          The Securities offered hereby involve a high degree of risk.
                     See "Risk Factors" beginning on page 2.


      Altshuler Shaham Ltd. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under this prospectus. With the exception of Altshuler Shaham Ltd., no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.


      We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS
                                                                          Page
                                                                         ------
Prospectus Summary                                                           1
Risk Factors                                                                 2
Use of Proceeds                                                              5
Selling Stockholders                                                         5
Plan of Distribution                                                        10
Market for Common Equity and Related Stockholder Matters                    11
Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                     13
Business                                                                    17
Description of Property                                                     25
Legal Proceedings                                                           26
Management                                                                  26
Executive Compensation                                                      29
Certain Relationships and Related Transactions                              29
Security Ownership of Certain Beneficial Owners and Management              30
Description of Securities                                                   30
Indemnification for Securities Act Liabilities                              31
Legal Matters                                                               32
Experts                                                                     32
Changes in and Disagreements with Accountants on Accounting and
  Financial Disclosure                                                      32
Additional Information                                                      33
Index to Consolidated Financial Statements                                 F-1

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Zone4Play," "we," "us," and "our" refer to Zone 4 Play, Inc.

                                Zone 4 Play, Inc.

      Zone4Play develops interactive games technology that provides an end-to-end solution for multiple platforms that allows service providers to deliver games to their subscribers. Our software offers a single users account that enables switching from one platform to another (i.e., from wireless to interactive Digital TV and vice versa) with the same user information. We have an R&D center in Israel and marketing and support operations in the United Kingdom. Our customers include cable and satellite television service providers, wireless operators, Internet services providers and hospitality service providers. Among our customers are AVAGO TV (Sky UK), NTL (UK), Telewest (UK), Cablevision (US), Lodgenet (US), and RCN (US).


      For the years ended December 31, 2003, 2002 and for the period from April 2001 (date of inception) until December 31, 2001, we incurred net losses of $442,412, $487,716 and $6,638, respectively. For the nine months ended September 30, 2004, we incurred a net loss of $890,204. At September 30, 2004, we had a working capital surplus of $439,680 and an accumulated deficit of $1,840,556.


      Our principal executive offices are located at 103 Foulk Road, Wilmington, DE 19803 and our telephone number is (302) 691-6177.

                                  The Offering


Common stock outstanding before the offering....... 23,250,010


Common stock offered by selling stockholders....... Up to 16,553,530 shares, based on current market
                                                    prices and assuming full
                                                    exercise of outstanding
                                                    warrants. This number
                                                    includes 5,024,502 shares of
                                                    common stock issuable upon
                                                    exercise of outstanding
                                                    warrants by the selling
                                                    stockholders.


Common stock to be outstanding after the offering.. Up to 28,274,512 shares.


Use of proceeds.................................... We will not receive any proceeds from the sale of
                                                    the common stock hereunder.
                                                    We will receive proceeds
                                                    from the exercise of
                                                    outstanding warrants. See
                                                    "Use of Proceeds" for a
                                                    complete description.

OTCBB Symbol....................................... ZFPI

                                  RISK FACTORS

      Our business involves a high degree of risk. Potential investors should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition, and results of operations could be materially and adversely affected. This could cause the trading price of our common stock to decline, with the loss of part or all of an investment in our common stock.

Risks Related to Our Business


      WE HAVE INCURRED LOSSES SINCE OUR INCEPTION AND THERE IS NO ASSURANCE THAT PROFITABLE OPERATIONS, IF ACHIEVED, CAN BE SUSTAINED ON A CONTINUING BASIS. For the years ended December 31, 2003 and 2002, and for the period from April 2001 (date of inception) until December 31, 2001, we incurred net losses of $442,412, $487,716 and $6,638, respectively. For the nine months ended September 30, 2004, we incurred a net loss of $890,204. At September 30, 2004, we had a working capital surplus of $439,680 and an accumulated deficit of$1,840,556. These historical financial losses and financial condition could make it more difficult for us to obtain financing in the future or could reduce the value the market places on our common stock.

      WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM THREE CUSTOMERS. THE LOSS OF A MAJOR CUSTOMER WOULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS. As of September 30, 2004, we derived approximately 78% of our revenues from three major customers, The Gaming Channel Limited (34%), Winner.com (UK) Ltd. (31%) and RCN Telecom Services of Illinois LLC (13%). Our Chief Executive Officer, Shimon Citron, owns 60% of Winner.com
(UK) Ltd - of which half of the shares are being held as a trustee to other shareholders. We expect to continue to generate a significant percentage of our future revenues from The Gaming Channel Limited. Our revenues from Winner.com
(UK) Ltd. in the nine months ended September 30, 2004 were from a one-time transaction that took place during 2002. Our management believes that the loss of Winner.com (UK) Ltd. as a customer will not adversely affect our financial condition and our future operations. Our revenues from RCN Telecom Services during this period were mostly derived from a one-time fee for supplying a software application. Concentration of a large percentage of total revenues with a limited number of customers imposes significant risks to our business. Our financial condition and results of operations could be materially adversely affected by the termination of or failure to renew contracts with us and by a significant reduction in the number of subscribers to the services of The Gaming Channel Limited.


      OUR REVENUE MODEL IS DEPENDENT UPON THE REVENUES OF OUR CUSTOMERS. IF OUR TECHNOLOGY AND GAMES ARE NOT WIDELY ACCEPTED BY OUR CUSTOMERS' SUBSCRIBERS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE MATERIALLY ADVERSELY AFFECTED. We typically enter into agreements with our customers under which they offer our applications to subscribers and we receive a percentage of our customers' revenues. The subscribers are charged a one-time, monthly or per-use subscription fee for the application. Our customers retain a percentage of the fee and remit the balance to us. If our technology and games are not widely accepted by our customers' subscribers, our financial condition and results of operations will be materially adversely affected.

      RAPID TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT OUR FUTURE REVENUES AND PROFITABILITY. The software industry is subject to rapid technological change. We need to anticipate the emergence of new hardware and software technologies, assess their market acceptance, and make substantial development and related investments. New technologies in software programming or operations could render our technology obsolete or unattractive to our customers, thereby limiting our ability to recover development costs and potentially adversely affecting our future revenues and profitability.

      INFRINGEMENT ON INTELLECTUAL PROPERTY RIGHTS COULD LEAD TO COSTLY LITIGATION AND/OR THE NEED TO ENTER INTO LICENSE AGREEMENTS, WHICH MAY RESULT IN INCREASED OPERATING EXPENSES. Existing or future infringement claims by or against us may result in costly litigation or require us to license the proprietary rights of third parties, which could have a negative impact on our results of operations, liquidity and profitability. While we have not been subject to infringement claims to date, we cannot guarantee that future infringement claims will not occur or that they will not negatively impact our ability to develop, publish or distribute our software. We believe that our proprietary rights do not infringe upon the proprietary rights of others. Further, while we have trademark and patent applications currently pending with the United States Patent and Trademark Office, our core technology is protected only by common law intellectual property rights. These rights may not be adequate to protect our proprietary rights in our technology. Any failure by us to adequately protect our technology from infringement could have a material adverse effect on our financial condition and results of operations.

      IF WE ARE NOT ABLE TO MANAGE GROWTH OF OUR BUSINESS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE NEGATIVELY AFFECTED. We believe that rapid growth and expansion could cause significant strains on our managerial, operational, financial and other resources. Any failure to manage the anticipated growth and expansion of our business could have a material adverse effect on our financial condition and results of operations.

      IF WE ARE UNABLE TO HIRE AND RETAIN SKILLED PERSONNEL OUR BUSINESS AND FINANCIAL RESULTS COULD BE NEGATIVELY AFFECTED. Our success depends to a significant extent on our ability to identify, hire and retain skilled personnel. The software industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with technical, marketing, sales, product development and management skills. We may not be able to attract and retain skilled personnel or may incur significant costs in order to do so. If we are unable to attract additional qualified employees or retain the services of key personnel, our business and financial results could be negatively impacted.

      OUR OFFICERS, DIRECTORS AND FOUNDING SHAREHOLDERS CONTROL A SIGNIFICANT PORTION OF OUR OUTSTANDING COMMON STOCK. ACCORDINGLY, OUR OUTSIDE SHAREHOLDERS MAY NOT COLLECTIVELY OWN ENOUGH SHARES TO SIGNIFICANTLY INFLUENCE MATTERS THAT ARE VOTED UPON BY OUR SHAREHOLDERS, INCLUDING THE ELECTION OF DIRECTORS. Our officers, directors and founding shareholders own approximately 18% of our issued and outstanding stock. We do not have cumulative voting in the election of directors. Thus, purchasers of our common stock may not be able to affect the election of any directors to our Board of Directors.

      THE GAMES INDUSTRY IS INTENSELY COMPETITIVE; WE HAVE MANY WELL-ESTABLISHED COMPETITORS WITH SUBSTANTIALLY GREATER FINANCIAL AND OTHER RESOURCES THAN US. THESE FACTORS MAY MAKE IT MORE DIFFICULT FOR US TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN AND MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS. The games industry is highly competitive, fragmented and subject to rapid change. There are numerous other companies that provide games services, a number of which are as large or larger than us. Certain of these competitors operate in several of our existing or target markets, and others may choose to enter those markets in the future. As a result of these factors, we may in the future lose customers or have difficulty acquiring new customers which may adversely affect our results of operations.

Risks Related to Our Common Stock

      THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR STOCK PRICE MORE VOLATILE; THEREFORE YOU MAY HAVE DIFFICULTY SELLING OUR COMMON STOCK. The market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock.


      FUTURE SALES UNDER RULE 144 MAY IMPAIR OUR ABILITY TO RAISE ADDITIONAL CAPITAL THROUGH THE SALE OF EQUITY SECURITIES WHEN NEEDED TO FINANCE OUR CONTINUING OPERATIONS. We presently have 23,250,010 shares of common stock and no shares of preferred stock issued and outstanding. All of the issued and outstanding shares, except 7,500,000 common shares offered under a Form SB-2 Registration Statement effective December 24, 2002, are deemed "restricted securities" under Rule 144 of the Securities Act of 1933. Rule 144 prescribes the manner of sale of restricted shares. Unless registered pursuant to the Securities Act, under Rule 144, limited sales of "Restricted Securities" may be made by the holders thereof after a minimum of one year has elapsed between the date of acquisition and resale. Sales may be made only in ordinary broker transactions, but only if current information about us has been reported with the SEC. No more than 1% of our outstanding common stock may be sold by each owner every three months until the restriction is lifted, and all such sales must be preceded by a Notice of Sale filed with the SEC. The possibility that substantial amounts of "restricted securities" may be sold in the public market after the one-year holding period may adversely affect prevailing market prices, if any shall then exist, for our common stock. This could negatively affect the market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.

      OUR COMMON STOCK MAY BE SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK. The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and
      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

      In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and
      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and
      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                           FORWARD-LOOKING STATEMENTS

      Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

                              SELLING STOCKHOLDERS


      The following table sets forth the common stock ownership of the selling stockholders as ofJanuary 31, 2005, including the number of shares of common stock issuable upon the exercise of warrants held by the selling stockholders. The selling stockholders acquired their securities: (1) through the December 1, 2003 Stock Purchase Agreement, pursuant to which we acquired 100% of the issued and outstanding common stock of Zone 4 Play, Inc., a Delaware corporation; (2) through our April 2004 financing arrangement (described on page 26 of this prospectus); (3) through out August 2004 financing arrangement (described on page 26 of this prospectus); (4) as compensation for services to our company; or
(5) pursuant to private transactions exempt from registration pursuant to
Section 4(1) of the Securities Act of 1933, as amended. The transactions described in (1) through (4) above were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

                                                    Shares Beneficially Owned                             Shares Beneficially Owned
                                                      Prior to the Offering      Total Shares Offered (1)   After the Offering (1)
                                                    -------------------------    ------------------------ -------------------------
                Name                                 Number       Percent (2)    Number        Percent (2)  Number       Percent
                ----                                 ------       -----------    ------        -----------  ------       -------
Abramovich, Avi (3)                                  118,918             *       118,918              *         0             0%
Altshuler Shaham Ltd. (4)                            281,250          1.2%       281,250           1.2%         0             0%
Angel, Udi & Shatan, Roni (5)                         61,545             *        61,545              *         0             0%
Aperson S.A. (6)                                      93,750             *        93,750              *         0             0%
Barner, Moshe (7)                                     93,750             *        93,750              *         0             0%
Baruch, Lea (8)                                      353,625          1.5%       353,625           1.5%         0             0%
BenAmram, Eliyahu (9)                                 75,000             *        75,000              *         0             0%
Benvenishti, Oren (10)                               187,500             *       187,500              *         0             0%
Ben yoram, Israel (11)                               112,500             *       112,500              *         0             0%
Berger, Dov (12)                                      25,000             *        25,000              *         0             0%
Berger, Nahman (13)                                   25,000             *        25,000              *         0             0%
Berkowitz, Hershel (14)                              150,000             *       150,000              *         0             0%
Citron, Shimon (15)                                2,764,323         11.9%     2,050,000           8.8%      714,323         2.5%
Citron, Yariv (16)                                   494,449          2.1%       494,449           2.1%         0             0%
Equity Group (17)                                     44,348             *        44,348              *         0             0%
Fradkin, Akiva (18)                                  104,314             *       104,314              *         0             0%
Fuchs, Yuval (19)                                     37,500             *        37,500              *         0             0%
Gershon, Pini (20)                                 2,706,950         11.6%     2,050,000           8.8%      656,950         2.3%
Glenrock Group (21)                                  112,500             *       112,500              *         0             0%
Goodeve Enterprizes Inc. (22)                         64,200             *        64,200              *         0             0%
Grinberg, Adv. G. (trustee for M. Winner) (23)        39,639             *        39,639              *         0             0%
Hirsch, Joshua (24)                                   37,500             *        37,500              *         0             0%
Hirschman, Orin (25)                                 562,500          2.4%       562,500           2.4%         0             0%
Krystal Investitionen A.G. (26)                       75,000             *        75,000              *         0             0%
Lerer, Natan (27)                                    802,175          3.5%       802,175           3.5%         0             0%
Leshem, Eyal (28)                                     54,314             *        54,314              *         0             0%
Levi, Gil (29)                                       178,377             *       178,377              *         0             0%
M.C. Bayview Investments (30)                        780,000          3.3%       780,000           3.3%         0             0%
Majeho Investments, Inc. (31)                        300,000          1.3%       300,000           1.3%         0             0%
Malik, Ariel (32)                                     64,200             *        64,200              *         0             0%

                                                    Shares Beneficially Owned                             Shares Beneficially Owned
                                                      Prior to the Offering      Total Shares Offered (1)   After the Offering (1)
                                                    -------------------------    ------------------------ -------------------------
                Name                                 Number       Percent (2)    Number        Percent (2)  Number       Percent
                ----                                 ------       -----------    ------        -----------  ------       -------
Mehta, Sachin (33)                                   124,134             *       124,134              *         0             0%
Meir, Segev (34)                                      56,250             *        56,250              *         0             0%
Nehoray, Elazar Raz (35)                             232,449             *       232,449              *         0             0%
Nehoray, Ilana (36)                                  232,449             *       232,449              *         0             0%
Nehoray, Iris (37)                                   232,449             *       232,449              *         0             0%
Nehoray, Osnat (38)                                  232,449             *       232,449              *         0             0%
P.M.S. Enterprises Inc. (39)                         300,000          1.3%       300,000           1.3%         0             0%
Portfolio PR (40)                                     22,222             *        22,222              *         0             0%
RCONGold Systems Inc. (41)                           300,000          1.3%       300,000           1.3%         0             0%
Ron, Michael (42)                                     75,000             *        75,000              *         0             0%
Sagie, Efi (43)                                       64,200             *        64,200              *         0             0%
Seiks Trade Company 1982 Ltd. (44)                    62,588             *        62,588              *         0             0%
Schalka, Shachar (45)                                178,377             *       178,377              *         0             0%
Shmueli, Rivka (46)                                  857,462          3.7%       857,462           3.7%         0             0%
Sonshine, Zvi (47)                                   112,500             *       112,500              *         0             0%
Tabak, Haim (48)                                      71,977             *        71,977              *         0             0%
Trustee Avi Abramovich (49)                          734,371          3.2%       734,371           3.2%         0             0%
Vincent Park Holdings Ltd. (50)                      375,000          1.6%       375,000           1.6%         0             0%
Vinitzki, Ira (51)                                    64,675             *        64,675              *         0             0%
Wolf, Hircsh (52)                                    181,856             *       181,856              *         0             0%
WPG Select Technology Fund, LP (53)                  181,527             *       181,527              *         0             0%
WPG Select Technology Overseas, LP (54)              722,283          3.0%       722,283           3.0%         0             0%
WPG Select Technology QP Fund, LP (55)               746,190          3.1%       746,190           3.1%         0             0%
Yanofsky, Peter (56)                                 450,000          1.9%       450,000           1.9%         0             0%
Zolti, Azriel (57)                                   514,268          2.2%       514,268           2.2%         0             0%

----------
*     Less than 1%.
(1) Assumes that all securities registered will be sold and that all shares of common stock underlying the warrants will be issued.
(2) Applicable percentage ownership is based on 23,250,010 shares of common stock outstanding as ofJanuary 31, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of January 31, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of January 31, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3) The shares owned by Avi Abramovich were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.
(4) The shares owned by Altshuler Shaham Ltd. were acquired in the April 2004 financing. Includes 187,500 shares issuable upon exercise of outstanding common stock purchase warrants. Gilad Altshuler and Kalman Shaham make the investment decisions on behalf of Altshuler Shaham Ltd. and have voting control over the securities beneficially owned by Altshuler Shaham Ltd. We have been advised that Altshuler Shaham Ltd. is a registered broker in Israel. Altshuler Shaham Ltd. purchased the securities from us as investment securities in the ordinary course of business. We have been advised by Altshuler Shaham Ltd. that at the time that it purchased the securities to be resold, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(5) The shares owned by Udi Angel and Roni Shatan were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.
(6) The shares owned by Aperson S.A. were acquired in the April 2004 financing. Includes 62,500 shares issuable upon exercise of outstanding common stock purchase warrants. Yehuda Eliraz makes the investment decisions on behalf of Aperson S.A. and has voting control over the securities beneficially owned by Aperson S.A.
(7) The shares owned by Moshe Barner were acquired in the April 2004 financing. Includes 62,500 shares issuable upon exercise of outstanding common stock purchase warrants.
(8) The shares owned by Lea Baruch were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.
(9) The shares owned by Eliyahu BenAmram were acquired in the April 2004 financing. Includes 50,000 shares issuable upon exercise of outstanding common stock purchase warrants.
(10) The shares owned by Oren Benvenishti were acquired in the April 2004 financing. Includes 125,000 shares issuable upon exercise of outstanding common stock purchase warrants.
(11) The shares owned by Israel Ben yoram were acquired in the April 2004 financing. Includes 75,000 shares issuable upon exercise of outstanding common stock purchase warrants.
(12) The shares owned by Dov Berger were acquired pursuant to a private purchase transaction exempt from registration pursuant to Section 4(1) of the Securities Act of 1933, as amended.
(13) The shares owned by Nahman Berger were acquired pursuant to a private purchase transaction exempt from registration pursuant to Section 4(1) of the Securities Act of 1933, as amended.
(14) The shares owned by Hershel Berkowitz were acquired in the April 2004 financing. Includes 100,000 shares issuable upon exercise of outstanding common stock purchase warrants.
(15) The shares owned by Shimon Citron were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.
(16) The shares owned by Yariv Citron were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.
(17) The shares owned by the Equity Group were acquired as compensation for financial consulting services. Bob Goldstein makes the investment decisions on behalf of the Equity Group and has voting control over the securities beneficially owned by the Equity Group.
(18) The shares owned by Akiva Fradkin were acquired pursuant to a private purchase transaction exempt from registration pursuant to Section 4(1) of the Securities Act of 1933, as amended.
(19) The shares owned by Yuval Fuchs were acquired in the April 2004 financing. Includes 25,000 shares issuable upon exercise of outstanding common stock purchase warrants.
(20) The shares owned by Pini Gershon were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.
(21) The shares owned by Glenrock Group were acquired in the April 2004 financing. Includes 75,000 shares issuable upon exercise of outstanding common stock purchase warrants. Leon Recanati makes the investment decisions on behalf of Glenrock Group and has voting control over the securities beneficially owned by Glenrock Group.
(22) The shares owned by Goodeve Enterprizes were acquired in the April 2004 financing. Includes 42,800 shares issuable upon exercise of outstanding common stock purchase warrants. Moshe Allalouf makes the investment decisions on behalf of Goodeve Enterprizes Inc. and has voting control over the securities beneficially owned by Goodeve Enterprizes Inc.
(23) The shares owned by Adv. G. Grinberg as trustee for M. Winner were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.
(24) The shares owned by Joshua Hirsch were acquired in the April 2004 financing. Includes 25,000 shares issuable upon exercise of outstanding common stock purchase warrants.
(25) The shares owned by Orin Hirschman were acquired in the April 2004 financing. Includes 375,000 shares issuable upon exercise of outstanding common stock purchase warrants.
(26) The shares owned by Krystal Investitionen A.G. were acquired in the April 2004 financing. Includes 50,000 shares issuable upon exercise of outstanding common stock purchase warrants. Asael Karfiol makes the investment decisions on behalf of Krystal Investitionen A.G. and has voting control over the securities beneficially owned by Krystal Investitionen A.G.

(27) The shares owned by Natan Lerer were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.
(28) The shares owned by Eyal Leshem were acquired pursuant to a private purchase transaction exempt from registration pursuant to Section 4(1) of the Securities Act of 1933, as amended.
(29) The shares owned by Gil Levi were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.
(30) The shares owned by M.C. Bayview Investments were acquired in the April 2004 financing. Includes 530,000 shares issuable upon exercise of outstanding common stock purchase warrants. Michael Sochaczevski makes the investment decisions on behalf of M.C. Bayview Investments and Amos Sochaczevski has voting control over the securities beneficially owned by M.C. Bayview Investments.
(31) The shares owned by Majeho Investments, Inc. were acquired in the August 2004 financing. Includes 200,000 shares issuable upon exercise of outstanding common stock purchase warrants. Mark Hornstein makes the investment decisions on behalf of Majeho Investments, Inc. and has voting control over the securities beneficially owned by Majeho Investments, Inc.
(32) The shares owned by Ariel Malik were acquired in the April 2004 financing. Includes 42,800 shares issuable upon exercise of outstanding common stock purchase warrants.
(33) The shares owned by Sachin Mehta were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.
(34) The shares owned by Segev Meir were acquired in the April 2004 financing. Includes 37,500 shares issuable upon exercise of outstanding common stock purchase warrants.
(35) The shares owned by Elazar Raz Nehoray were acquired in the April 2004 financing. Includes 154,966 shares issuable upon exercise of outstanding common stock purchase warrants.
(36) The shares owned by Ilana Nehoray were acquired in the April 2004 financing. Includes 154,966 shares issuable upon exercise of outstanding common stock purchase warrants.
(37) The shares owned by Iris Nehoray were acquired in the April 2004 financing. Includes 154,966 shares issuable upon exercise of outstanding common stock purchase warrants.
(38) The shares owned by Osnat Nehoray were acquired in the April 2004 financing. Includes 154,966 shares issuable upon exercise of outstanding common stock purchase warrants.
(39) The shares owned by P.M.S. Enterprises Inc. were acquired in the August 2004 financing. Includes 200,000 shares issuable upon exercise of outstanding common stock purchase warrants. Peter Schreter makes the investment decisions on behalf of P.M.S. Enterprises Inc. and has voting control over the securities beneficially owned by P.M.S. Enterprises Inc.
(40) The shares owned by Portfolio PR were acquired as compensation for public and investor relations services. Paul Holm and Jerry Cahn make the investment decisions on behalf of Portfolio PR and have voting control over the securities beneficially owned by Portfolio PR.
(41) The shares owned by RCONGold Systems Inc. were acquired in the August 2004 financing. Includes 200,000 shares issuable upon exercise of outstanding common stock purchase warrants. Robert Cohen makes the investment decisions on behalf of RCONGold Systems Inc. and has voting control over the securities beneficially owned by RCONGold Systems Inc.
(42) The shares owned by Michael Ron were acquired in the April 2004 financing. Includes 50,000 shares issuable upon exercise of outstanding common stock purchase warrants.
(43) The shares owned by Efi Sagie were acquired in the April 2004 financing. Includes 42,800 shares issuable upon exercise of outstanding common stock purchase warrants.
(44) The shares owned by Seiks Trade Company 1982 Ltd. were acquired pursuant to the December 1, 2003 Stock Purchase Agreement. Azriel Zolti makes the investment decisions on behalf of Seiks Trade Company 1982 Ltd. and has voting control over the securities beneficially owned by Seiks Trade Company 1982 Ltd.
(45) The shares owned by Shachar Schalka were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.
(46) The shares owned by Rivka Shmueli were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.
(47) The shares owned by Zvi Sonshine were acquired in the April 2004 financing. Includes 75,000 shares issuable upon exercise of outstanding common stock purchase warrants.
(48) The shares owned by Haim Tabak were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.

(49) The shares owned by Avi Abramovich as trustee were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.
(50) The shares owned by Vincent Park Holdings Ltd. were acquired in the April 2004 financing. Includes 250,000 shares issuable upon exercise of outstanding common stock purchase warrants. Joseph Rubinstein makes the investment decisions on behalf of Vincent Park Holdings Ltd. and has voting control over the securities beneficially owned by Vincent Park Holdings Ltd.
(51) The shares owned by Ira Vinitzki were acquired pursuant to the December 1, 2003 Stock Purchase Agreement. (52) The shares owned by Hirsch Wolf were acquired in the April 2004 financing. Includes 121,238 shares issuable upon exercise of outstanding common stock purchase warrants.
(53) The shares owned by WPG Select Technology Fund, LP were acquired in the August 2004 financing. Includes 121,018 shares issuable upon exercise of outstanding common stock purchase warrants. Ben Taylor and George Boyd make the investment decisions on behalf of WPG Select Technology Fund, LP and have voting control over the securities beneficially owned by WPG Select Technology Fund, LP.
(54) The shares owned by WPG Select Technology Overseas, LP were acquired in the August 2004 financing. Includes 481,522 shares issuable upon exercise of outstanding common stock purchase warrants. Ben Taylor and George Boyd make the investment decisions on behalf of WPG Select Technology Overseas, LP and have voting control over the securities beneficially owned by WPG Select Technology Overseas, LP.
(55) The shares owned by WPG Select Technology QP Fund LP were acquired in the August 2004 financing. Includes 497,460 shares issuable upon exercise of outstanding common stock purchase warrants. Ben Taylor and George Boyd make the investment decisions on behalf of WPG Select Technology QP Fund, LP and have voting control over the securities beneficially owned by WPG Select Technology QP Fund, LP.
(56) The shares owned by Peter Yanofsky were acquired in the August 2004 financing. Includes 300,000 shares issuable upon exercise of outstanding common stock purchase warrants.
(57) The shares owned by Azriel Zolti were acquired pursuant to the December 1, 2003 Stock Purchase Agreement.


                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
      o an exchange distribution in accordance with the rules of the applicable exchange;
      o     privately-negotiated transactions;
      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
      o     through the writing of options on the shares;
      o     a combination of any such methods of sale; and
      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

      The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Altshuler Shaham Ltd. is an "underwriter" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. Further, the other selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters." In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

      The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

      If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

      Our common stock began quotation on the Over-The-Counter Bulletin Board during the third quarter of 2003, and is currently quoted under the symbol "ZFPI." The following sets forth the high and low bid quotations for the common stock since the third quarter of 2003. These quotations reflect prices between dealers, do not include retail mark-ups, markdowns, and commissions and may not necessarily represent actual transactions. The prices are adjusted to reflect all stock splits.


                                                 High         Low
-------------------------------------------------------------------

Fiscal Year Ending December 31, 2004
------------------------------------
First Quarter Ended March 31, 2004               $1.13        $0.60
Second Quarter Ended June 30, 2004               $1.08        $0.35
Third Quarter Ended September 30, 2004           $0.95        $0.51
Fourth Quarter ended December 31, 2004           $1.72        $0.83

Fiscal Year Ended December 31, 2003
-----------------------------------
First Quarter Ended March 31, 2003                  --           --
Second Quarter Ended June 30, 2003                  --           --
Third Quarter Ended September 30, 2003           $0.07*       $0.01*
Fourth Quarter ended December 31, 2003           $1.01        $0.27


----------
* Adjusted to reflect a 10:1 reverse stock split effected on September 26, 2003.

      As of January 31, 2005, there were approximately 74 stockholders of record of our common stock.


Dividend Policy

      Historically, we have not declared or paid any cash dividends on our common stock. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any contractual arrangements and such other factors deemed relevant by our Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans


      The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2004.


                      EQUITY COMPENSATION PLAN INFORMATION


--------------------------------------------------------------------------------------------------------------
              Plan category          Number of securities       Weighted average        Number of securities
                                        to be issued upon       exercise price of      remaining available for
                                           exercise of         outstanding options,     future issuance under
                                      outstanding options,     warrants and rights    equity compensation plans
                                       warrants and rights                              (excluding securities
                                                                                       reflected in column (a)
--------------------------------------------------------------------------------------------------------------
                                               (a)                     (b)                       (c)
--------------------------------------------------------------------------------------------------------------
Equity compensation plans approved             -0-                     -0-                       -0-
by security holders
--------------------------------------------------------------------------------------------------------------
Equity compensation plans not               1,460,000                  $.60                   3,540,000
approved by security holders
--------------------------------------------------------------------------------------------------------------
Total                                       1,460,000                  $.60                   3,540,000
--------------------------------------------------------------------------------------------------------------


2004 Global Share Option Plan

      On November 23, 2004, our Board of Directors adopted a 2004 Global Share Option Plan. The 2004 Global Share Option Plan is intended to provide incentive to our employees, directors and consultants by providing them with opportunities to purchase shares of our common stock. Under the terms of the 2004 Global Share Option Plan, it is effective as of November 23, 2004 and shall terminate at the end of ten years from such date. We have reserved 5,000,000 authorized but unissued shares of common stock to be issued under the 2004 Global Share Option Plan.

      Our Board of Directors is authorized to administer the 2004 Global Share Option Plan. In doing so, our Board of Directors may: (i) designate optionees;
(ii) determine the terms and provisions of respective option agreements (which need not be identical) including, but not limited to, the number of shares to be covered by each option, provisions concerning the time or times when and the extent to which the options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) accelerate the right of an optionee to exercise, in whole or in part, any previously granted option; (iv) interpret the provisions and supervise the administration of the 2004 Global Share Option Plan; (v) determine the fair market value of shares issuable under the 2004 Global Share Option Plan; (vi) designate the type of options to be granted to an optionee; and (vii) determine any other matter which is necessary or desirable for, or incidental to, the administration of the 2004 Global Share Option Plan.


      On December 31, 2004, we issued an aggregate of 1,460,000 options under the 2004 Global Share Option Plan to various employees, directors and consultants. 1,300,000 of these options are exercisable at a price of $0.55 per share and 160,000 of such options are exercisable at $1.00 per share. All of the options expire on December 31, 2014.


                     MANAGEMENT'S DISCUSSION AND ANAYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

      The following discussion and analysis should be read in conjunction with the financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

OVERVIEW

      Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

      You should read the following discussion of our financial condition and results of operations together with the unaudited financial statements and the notes to unaudited financial statements included elsewhere in this filing prepared in accordance with accounting principles generally accepted in the United States. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements.

OUR BUSINESS

      We develop interactive games technology that provides an end-to-end solution for multiple platforms that allows service providers to deliver games to their subscribers. Our customers include cable and satellite television service providers, wireless operators, Internet services providers and hospitality service providers. Among our customers are AVAGO TV (Sky UK), NTL
(UK), Telewest (UK), Cablevision (US), Lodgenet (US), and RCN (US).

      Our technology allows service providers to generate additional revenue from their existing infrastructure and subscriber base by launching additional services quickly. Our technology allows a subscriber to switch from one platform to another using a single account with the same virtual account balance and user information. To our knowledge, our technology is unique in its ability to utilize a single account to play a game on different platforms, such as interactive TV, wireless or Internet. With this capability, our technology increases the variety of services that our customers can offer, which can help reduce subscriber turnover.

      Our customers typically enter into revenue-share agreements with us under which they use our technology to offer games to their subscribers and pay us a percentage of the revenues or income generated from those games.


      We devote substantially all of our efforts toward conducting research, development and marketing of our software. In the course of these activities, we have sustained operating losses and expect such losses to continue in the foreseeable future. To date, we have not generated sufficient revenues to achieve profitable operations or positive cash flow from operations. On September 30, 2004, we had a working capital surplus of $439,680 and an accumulated deficit of $1,840,556. There is no assurance that profitable operations, if ever achieved, will be sustained on a continuing basis. During the nine months ended September 30, 2004, we derived 78% of our revenues from three major customers.

RESULTS OF OPERATIONS - THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003

Revenues and Cost of Revenues

      Total revenues for the nine months ended September 30, 2004 increased by 30% to $628,883 from $482,940 for the nine months ended September 30, 2003. Total revenues for the three months ended September 30, 2004 increased by 145% to $140,364 from $57,277 for the three months ended September 30, 2003. Revenues from sales of software applications for the nine months ended September 30, 2004 increased by 321% to $432,883 from $102,940 for the nine months ended September 30, 2003. Revenues from sales of software applications for the three months ended September 30, 2004 increased by 145% to $140,364 from $57,277 for the three months ended September 30, 2003. Revenues from one-time sales of software applications to related parties decreased by 48% to $196,000 in the nine months ended September 30, 2004 compared to $380,000 in the same period in 2003. For the three months ended September 30, 2004 and 2003, revenues from one-time sales of software applications to related parties were $0. The increase in revenues from software applications was due to new contracts, mainly in the United Kingdom. Also, in 2004, we had revenues from United States customers, such as Cablevision, Lodgenet, and RCN, which we did not have in 2003. The revenues from one time sale of software applications to related parties in 2004 are from the delivery of software to related parties from order that were placed during 2002. Going forward, we expect that revenues from sale of software applications to related parties will be nominal.

      Cost of revenues for the nine months ended September 30, 2004 decreased by 37% to $113,296 from $180,637 for the nine months ended September 30, 2003. Cost of revenues for the three months ended September 30, 2004 increased by 64% to $13,372 from $8,154 for the three months ended September 30, 2003. Gross profit increased by 71% for the nine months ended September 30, 2004 to $515,587 from $302,303 for the same period in 2003. For the three months ended September 30, 2004, gross profit increased by 159% to $126,992 when compared to gross profit of $49,123 for the three months ended September 30, 2003. The decrease in cost of revenues for the nine months ended September 30, 2004 is mostly attributable to a one-time software application agreement, which included customization of the software, which required allocation of employees of our R&D department. As a result, some R&D expenses were allocated to cost of sales. The increased cost of revenues for the three months ended September 30, 2004 is a result of hosting expenses allocation.

Research and Development

      Research and development expenses for the nine months ended September 30, 2004 increased by 137% to $812,436 from $342,154 for the nine months ended September 30, 2003. Research and development expenses for the three months ended September 30, 2004 increased 120% to $358,915 from $162,821 for the three months ended September 30, 2003. The increase in research and development expenses is primarily attributable to an increase in employee recruiting during 2003 and 2004, an increase in salary expenses and expenses allocated to sale of software due to the fact that in the 2nd quarter of 2004, there were no sales of software applications, no expenses allocated to the cost of sales, and the research and development costs increased.

Sales and Marketing

      Sales and marketing expenses for the nine months ended September 30, 2004 increased by 261% to $293,563 from $81,221 for the nine months ended September 30, 2003. Sales and marketing expenses for the three months ended September 30, 2004 increased by 221% to $142,012 from $44,263 for the three months ended September 30, 2003. The increase in sales and marketing expenses during 2004 are a result of increased marketing efforts, mainly in the United Kingdom and the United States, using our Israeli marketing team. Sales and marketing expenses consist mainly of labor costs, trade shows and travel expenses to the United Kingdom and to the United States.

General and Administrative

      General and administrative expenses for the nine months ended September 30, 2004 increased by 238% to $277,726 from $82,074 for the nine months ended September 30, 2003. General and administrative expenses for the three months ended September 30, 2004 increased by 727% to $139,441 from $16,867 for the three months ended September 30, 2003. The increase in general and administrative expenses is primarily attributable to the recruitment of employees, additional legal and audit expenses associated with being a reporting company with the U.S. Securities and Exchange Commission and investor relations expenses.

Net Loss and Net Loss Per Share

      For the three and nine months ended September 30, 2004, we incurred a net loss of $525,213 ($0.026 per share) and $890,204 ($0.049 per share), respectively. This compares with a net loss for the three and nine months ended September 30, 2003 of $202,183 ($0.019 per share) and $240,936 ($0.023 per share), respectively. The increased net loss is primarily attributable to increased operating expenses and due to the fact that the weighted average number of shares of common stock outstanding at September 30, 2003 were only 10,426,190 shares, versus 18,262,350 at September 30, 2004.


RESULTS OF OPERATIONS - FISCAL YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 2002

Revenues and Cost of Revenues

      Total revenues for the year ended December 31, 2003 increased by 193% to $553,707 from $189,008 for the year ended December 31, 2002. Revenues from sales of software applications to unrelated third parties for the year ended December 31, 2003 increased by 186% to $173,707 from $60,668 for the year ended December 31, 2002. Revenues from sales of software applications to related parties for the year ended December 31, 2003 increased by 196% to $380,000 compared to $128,340 for the year ended December 31, 2002. The increase in revenues from sales of software applications was due to new contracts, mainly in the United Kingdom. The revenues from sale of software applications to related parties in 2003 are from a one-time sale of credit card clearing software to a related party. Going forward, we expect that revenues from sale of software applications to related parties will be nominal.

      Cost of revenues for the year ended December 31, 2003 increased by 100% to $194,904 from $97,192 for the year ended December 31, 2002. Gross profit increased by 291% for the year ended December 31, 2003 to $358,803 from $91,816 for the same period in 2002. The increase in cost of revenues is mostly attributable to the one time sale of software to a related party, which included customization of the software and required allocation of employees in our R&D department. As a result, some R&D expenses were allocated to cost of sales.

Research and Development

      Research and development expenses for the year ended December 31, 2003 increased by 1% to $504,153 from $497,523 for the year ended December 31, 2002. The increase in research and development expenses was minor and was a result of the one time sale of software to a related party, which included customization of software and required allocation of employees in our R&D department.

Sales and Marketing

      Selling and marketing expenses for the year ended December 31, 2003 increased by 142% to $144,919 from $59,811 for the year ended December 31, 2002. The increase in sales and marketing expenses is mostly attributable to increases in labor costs and travel expenses to the United Kingdom and the United States.

General and Administrative

      General and administrative expenses for the year ended December 31, 2003 increased by 399% to $108,471 from $21,735 for the year ended December 31, 2002. The increase in general and administrative expenses is primarily attributable to the recruitment of employees and additional legal and audit expenses.

Net Loss and Net Loss Per Share

      For the years ended December 31, 2003 and 2002, we incurred net losses of $442,412 ($0.042 per share) and $487,716 ($0.047 per share), respectively. The increased net loss is primarily attributable to increased operating expenses

LIQUIDITY AND CAPITAL RESOURCES


      As of September 30, 2004, total current assets were $840,357 and total current liabilities were $400,677. At September 30, 2004, we had a working capital surplus of $439,680 and an accumulated deficit of $1,840,556. We finance our operations with a combination of stock issuances and revenues from product sales.


      In April 2004, we completed a $1.2 million private placement, consisting of units offered at a price of $0.80 per unit, with each unit comprised of one share of common stock and two common stock purchase warrants. One warrant is exercisable for 24 months at a price of $1.85 per share and one warrant is exercisable for 36 months at a price of $2.50 per share. The private placement agreement was signed with a group of institutional and accredited investors.

      On August 17, 2004, we completed a $1 million private placement of common stock and warrants. The private placement consisted of units offered at a price of $1.00 per unit, with each unit comprised of one share of common stock and two common stock purchase warrants. One warrant is exercisable for 24 months at a price of $2.00 per share and one warrant is exercisable for 36 months at a price of $2.50 per share.


      On January 27, 2005, we completed a private offering to accredited investors under Section 4(2) of the Securities Act of 1933, as amended, pursuant to which we sold an aggregate of 2,659,998 shares of common stock for aggregate gross proceeds of $3,989,999. We agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the common stock on or before February 17, 2005. If such registration statement is not declared effective on or before May 3, 2005, then we must pay to investors liquidated damages equal to 1.5% of the aggregate purchase price paid by them.


      Our management believes that we have sufficient funds to operate for the next 12 months, with additional funds anticipated from the performance of agreements that we have entered with our current customers, and from future contracts that we expect to execute in the near future. Nonetheless, we intend to raise additional funds in order to broaden our financial strength and liquidity.

OUTLOOK

      We believe that our future success will depend upon our ability to enhance our existing products and solutions and introduce new commercially viable products and solutions addressing the demands of the evolving markets. As part of the product development process, we work closely with current and potential customers, distribution channels and leaders in our industry segments to identify market needs and define appropriate product specifications. Our current anticipated levels of revenue and cash flow are subject to many uncertainties and cannot be assured. In order to have sufficient cash to meet our anticipated requirements for the next twelve months, we may be dependent upon our ability to obtain additional financing. The inability to generate sufficient cash from operations or to obtain the required additional funds could require us to curtail operations.

OFF BALANCE SHEET ARRANGEMENTS

      We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

                                    BUSINESS

Overview

      We develop interactive games technology that provides an end-to-end solution for multiple platforms that allows service providers to deliver games to their subscribers. Our customers include cable and satellite television service providers, wireless operators, Internet services providers and hospitality service providers. Among our customers are AVAGO TV (Sky UK), NTL
(UK), Telewest (UK), Cablevision (US), Lodgenet (US), and RCN (US).

      Our technology allows service providers to generate additional revenue from their existing infrastructure and subscriber base, and allows a subscriber to switch from one platform to another using a single account with the same virtual account balance and user information. To our knowledge, our technology is unique in its ability to utilize a single account to play a game on different platforms, such as interactive TV (iTV), wireless or Internet. With this capability, our technology increases the variety of services that our customers can offer, which can help reduce subscriber turnover.

      Our customers typically enter into revenue-share agreements with us under which they use our technology to offer games to their subscribers and pay us a percentage of the revenues or income generated from those games.

      We were incorporated under the laws of the State of Nevada on April 23, 2002, as Old Goat Enterprises, Inc. On February 1, 2004, we acquired Zone4Play, Inc., a Delaware corporation, and subsequently changed our name to Zone 4 Play, Inc, a Nevada corporation. The acquisition was accounted for as a reverse acquisition, whereby Old Goat was treated as the acquiree and Zone4Play, Inc (Delaware) as the acquirer. The historical financial statements of Zone4Play, Inc (Delaware) became our historical financial statements. We conduct our operations through our wholly owned subsidiaries, Zone4Play (Israel) Limited, an Israeli corporation incorporated in July 2001, and Zone4Play (UK) Limited, a United Kingdom corporation incorporated in November 2002.

Our Products and Technology

      Our interactive games technology provides an end-to-end solution for multiple platforms and features a single user account that enables switching across iTV, wireless and Internet platforms. Our solution includes game engine server applications, client applications and our e-management back-office solution for play-for-real gaming. We have developed a modular application architecture that allows us to quickly and easily develop applications for each platform. We also offer Zone4Play-branded games and games we license from third-party developers.

      We have integrated our products to work with most common middleware platforms. Our iTV products are capable of integrating with the following middleware platforms:

      o     Liberate, NDS Core, Sony, Microsoft and CCTV (HTML, JavaScript and
            Flash);
      o     Open TV and Power TV (C/C++); and
      o     NDS Core and Liberate (Java Virtual Machine).

      Our modular application architecture allows:

      1.    Easy modification of applications for specific uses;
      2.    Simple and fast creation of new applications; and
      3.    Addition of new functionalities.

      A typical application is split into code and data sections.

      The code section includes:

      1.    The application's business logics;
      2.    Dial-up module;
      3.    HTTP module;
      4.    Audio / video module; and
      5.    Gadgets and controls.

      The data section includes:

      1.    Screen scenarios;
      2.    Texts;
      3.    Images for on-screen display;
      4.    MPEG still images; and 5. Sounds.

      Any element of a data or code section can be loaded with the main code module or requested for dynamic loading on the fly. Depending on our customers' requirements, our application can either complete a full download all at once or in download increments with a quick initial module so that a subscriber can interact with the application immediately while the rest of the resources continue to be downloaded. We have two groups of on-screen controls: "PC style" and "TV style." PC style controls resemble standard PC user interface elements, such as edit boxes, drop-down menus, checkboxes, and scrollers. The TV style controls are more intuitive and do not require that subscribers be familiar with computers, which makes our applications more widely accessible to subscribers.

MIX-TV

      The MIXTV system includes software components to enable the seamless integration of various communication standards, including wireless networks, iTV, message boards and others. The MIXTV system uses wireless text messaging to enable interactive games and communities on regular TV broadcasting to subscribers without a return-path. MIXTV enables a cross-media interaction between the mobile phone and broadcast TV through text messaging. This solution overcomes the issue of no return path which previously prevented interactive applications in broadcast television. Our proprietary technologies allow for two-way communication between the media. The end-user is able to participate in voting, games and chat by sending text messages from their handsets to their broadcast TV provider. MIXTV uses standard mobile SMS to facilitate playing, chatting and voting by TV viewers. MIXTV is a fast, easy way for TV broadcasters to transform existing content into revenue-generating interactive channels without the capital expenditures needed to upgrade entire networks.

The Interactive Entertainment Market

      The interactive entertainment market has emerged as a result of the rapid growth and significant technological advancement in the communications industry. Service providers are launching new data services, including downloadable games, ring tones and images, to drive revenues and retain subscribers. They invest heavily in technology to take advantage of advanced networks and next-generation devices, including 3G mobile phones and new set-top cable and satellite boxes.

      Our primary markets include:

      o iTV - (interactive cable and satellite television service providers) Our iTV packages have been deployed by cable and satellite TV service providers all around the world, including Cablevision and RCN in the US, and Telewest and NTL in the UK. Mix-TV enables iTV features in broadcast television.

      o Wireless service providers - We provide online games and support SMS, WAP, J2ME, PDA and 3G technologies. We offer a single user account feature which allows a user to utilize the wireless platform to play the same games as on other platforms, including iTV and Internet, under a single account with the same virtual account balance and user information.
      o Internet service providers - our products are being deployed by ISP's and are available for IPTV (Internet Protocol TV based on technologies such as xDSL and FTTx) to offer our interactive games platform solutions.
      o Hospitality service providers (Games on demand). Our products are currently deployed by LodgeNet (US), a hotel in-room service providers' platform.

      Within the interactive entertainment market, we serve two market segments:

      o Play for Fun - Includes service providers offering interactive games that do not involve the direct transaction of money between the service provider and the subscriber. This is a rapidly growing market which holds great potential and opportunities for innovative gaming applications providers. Our solutions for the play for fun market include Zone4Play branded skill games, multi player games, trivia games, casino games and sports games. We can also develop tailor-made games as required by our customers. Additionally, we provide content we license form third-party developers such as Slingo and Game Universe.
      o Play for Real - Includes service providers that operate interactive gaming and gambling applications which involve monetary transactions between the service provider and the subscriber. Industry trends indicate that this market will continue to grow and offer subscribers a broad range of access possibilities to place real-money bets. This market is heavily regulated. Our current operations in this market are conducted exclusively in the United Kingdom.

Our Competitive Strengths

      We believe that our competitive strengths include:

      Proprietary, Award Winning, Technology, and Commitment to Research and Development. We invest in research and development to create applications and technologies that incorporate the advanced capabilities of next-generation networks. We have developed proprietary technologies that enable us to distribute our solutions across different platforms. In 2002, our innovative technology won 1st place at the "Neddies," an International competition for iTV applications developers organized by NDS Ltd. We offer our cross-platform technologies through revenue-sharing arrangements with our customers. The cross-platform nature of our technologies allows us to remain neutral to the network choices made by our customers, and enables our customers to reach the broadest number of subscribers possible.

      Customer Relationships across Multiple Platforms. Service providers are our primary customers and the distributors of our applications. Over the past two years, we have established agreements to distribute our applications through major wireless operators, Internet service providers, and cable and satellite service providers. We believe we have been able to build our distribution channels as a result of our focus on customer service, the quality of our applications and our ability to deploy those applications on a broad range of devices and networks. We believe that the time and difficulty involved in building a global distribution channel represents a significant barrier to entry for our potential competitors.

      Diverse Portfolio of Original and Licensed Properties. We publish a diverse portfolio of interactive entertainment applications. Our applications span over multiple categories and are based on intellectual properties that we create and own, and well-established brands that we license from third parties. We believe our approach to develop branded content for our platform has broad customer appeal and reduces our reliance on any particular application. In addition to introducing new applications, we continuously update our existing applications to take advantage of enhanced functionality of new media platforms.

      Recurring Revenue-Generating Business Model. Our business strategy emphasizes the collaborative nature of our approach to customers. We prefer to enter into revenue-share agreements with our customers, rather than license our technology. We believe this approach will continue to generate revenue long after the technology's initial release. The market data we collect from sales and usage of our applications also provides us with valuable insight into carrier and subscriber preferences and guides the development of future application.


Our Customers

      Cable and Satellite Service Providers

      On January 24, 2005, our wholly owned subsidiary, Zone 4 Play, Inc., a Delaware corporation, entered into an agreement to license certain customized software applications to The Poker Channel Ltd., a company incorporated under the laws of England and Wales. The software applications will enable The Poker Channel's customers to play Multiplayer Poker for fun and SMS fixed odds betting games, for real money. . The term of the agreement begins on the date the first Zone 4 Play, Inc. (Delaware) product is made available to The Poker Channel's customers and continues for a period of five years. Thereafter, the agreement will automatically renew for successive one-year periods.

      Zone 4 Play, Inc. (Delaware) will receive one-half of net revenue generated from the Multiplayer Poker application and The Poker Channel will receive the remaining one-half of such net revenue. "Net revenue," as it relates to Multiplayer Poker, is defined in the agreement as gross revenue (collected via Premium Telephony Calls or any other method of payment), less: (i) value added tax; (ii) SKY commission; (iii) return path commission; (iv) telephone operator charges; and (v) bandwidth costs.

      Zone 4 Play, Inc. (Delaware) will receive two-thirds of net revenue generated from the SMS fixed odds betting games and The Poker Channel will receive the remaining one-third of such net revenue. "Net revenue," as it relates to the fixed odds betting games is defined in the agreement as gross revenue, less: (i) taxes; (ii) winnings; (iii) credit card fees; (iv) chargebacks and/or fraudulent activity; (v) free bets or bonuses; and (vi) SMS charges.

      During the first year of the agreement, neither party may terminate the agreement unless one of the parties has breached the agreement. After the first year, either party may terminate the agreement after at least 90 days prior written notice. In addition, either party may terminate the agreement immediately upon written notice and/or require payment of any amounts due under the agreement in the event the other party: (i) commits a material breach of the terms of the agreement and has not remedied the breach within 30 days after receipt of written notice of such breach; or (ii) ceases or threatens to cease to carry on its business, has a liquidator or receiver appointed to it or over any of its assets, passes a resolution for its winding up, becomes subject to a liquidation order or similar order of a court of competent jurisdiction, becomes unable to pay its debts, or there occurs any event analogous to any of the foregoing. Upon any termination of the agreement: (i) The Poker Channel must provide and transfer to Zone 4 Play, Inc. (Delaware) any and all materials, files and programs which belong to Zone 4 Play, Inc. (Delaware); (ii) The Poker Channel must promptly remove all applications provided by Zone 4 Play, Inc. (Delaware) from its systems and may not subsequently license, sell or otherwise dispose of the applications; and (iii) Zone 4 Play, Inc. (Delaware) must provide and transfer to The Poker Channel any and all materials, files and programs which belong to The Poker Channel.


      On November 18, 2004, we entered into an Interactive Affiliation Agreement with EchoStar Satellite LLC. EchoStar Satellite LLC operates a direct broadcast satellite DBS system in the United States. Under the Agreement, we agreed to provide application software to EchoStar Satellite LLC necessary to offer EchoStar Satellite's customers a multi-player interactive trivia bingo game. We granted EchoStar Satellite LLC and its affiliates the exclusive right and license to transport, display, exhibit, market, promote and distribute the service to residential and commercial customers served by EchoStar Satellite's distribution platform in the United States. We have agreed to develop a unique version of our application software which is compatible with and compliant to EchoStar Satellite's specifications. Unless earlier terminated, the agreement will terminate one year from November 18, 2004. However, EchoStar Satellite LLC has the right to renew the agreement in two consecutive one-year terms. EchoStar Satellite LLC may collect revenue for our service through the sale of advertising, sponsorships and subscriptions. We will receive a percentage of all such net revenues from the service.

      In the event the we grant or have granted: (a) a lower net effective rate per service subscriber for our services than EchoStar Satellite LLC is paying;
(b) any marketing or advertising support or reimbursements, launch support or reimbursements, free or discontinued marketing materials or any other support, credits, reimbursements, rebates, contributions, adjustments or incentives related to the marketing of the services under the agreement, whether given directly or indirectly; or (c) any other economic or non-economic term, provision, covenant or consideration, that are or is more favorable than EchoStar Satellite LLC is receiving under the agreement, then we must offer such more favorable provisions to EchoStar Satellite LLC both orally and in writing for the same amount of time that the more favorable provision is, was, or will be available to any third parties.

      Either party may terminate the agreement with EchoStar Satellite LLC upon the occurrence of any of the following events of default, provided that such default is not cured within 45 days: (a) the other party has made any material misrepresentation; or (b) the other party is in breach or default of any representation, warranty, covenant, duty or obligation under the agreement. The agreement will terminate automatically upon the occurrence of any of the following events: (a) the other party becomes insolvent or seeks relief under any insolvency statute, is placed in receivership or liquidation, or makes any assignment for the benefit of creditors; (b) the other party, for more than 20 consecutive days, fails to maintain operations as a going business; or (b) the other party falsifies any documents, records or reports required hereunder or engages in or commits any fraud or illegal action in connection with the agreement. If our software application fails to perform in accordance with its specifications, EchoStar Satellite LLC must allow us to cure such failure within ten business days. In the event we have not rectified such failure, EchoStar Satellite LLC may suspend its performance under the agreement and terminate the agreement in its sole discretion. EchoStar Satellite LLC may terminate the agreement immediately upon notice to us: (a) in the event that governmental authority or regulation prohibits distribution of the service in a licensed territory; or (b) if EchoStar Satellite LLC determines, in its sole discretion, that continued distribution of the service by EchoStar Satellite LLC is likely to result in civil or criminal liabilities, fines, or other similar sanctions or penalties. Upon termination of the agreement, EchoStar Satellite LLC must cease any use, distribution or solicitation of our service under the agreement and EchoStar Satellite LLC must return all confidential information including source code provided to it within 14 days of termination.

      On August 24, 2004 we signed an agreement with CSC Holdings, Inc (Cablevision) to develop and provide iTV games on pay-per-day, pay-per-play, or any hourly or day/week increment basis for a fee. The agreement commenced August 24, 2004 and extends for a period of three years. Thereafter, the agreement automatically renews for additional one-year terms unless either party elects to terminate the agreement by providing written notice to the other at least 60 days prior to the expiration of the then-current term. We are entitled to receive a percentage of the revenues generated by Cablevision collected in a month for the pay-per-day/pay-per-play.

      On August 12, 2004, we signed an agreement with Bluestreak Technology, Inc., a Texas corporation, to market and distribute our iTV game packages to cable operators deploying the Bluestreak interactive TV platform. Bluestreak's DEM(TM) (Digital Entertainment Middleware) gives cable operators the ability to provide superior functionality, including advanced games with superior graphics, personalized interactive content and programming, email and online chat capabilities, and onscreen play-along and enhanced TV applications without the need for expensive backend or client-side upgrades. The term of our agreement with Bluestreak is for two years beginning on August 1, 2004, unless earlier terminated. The agreement will automatically renew at one-year intervals at the end of the original term unless either party notifies the other party within 90 days of the end of each term of their intention not to renew.

      On August 8, 2004, we entered into an agreement with The Gaming Channel Limited, a company incorporated under the laws of England and Wales, which operates the gaming channel - AVAGO. The Gaming Channel Limited will license certain software applications from us on a non-exclusive basis for distribution by United Kingdom service providers using iTV or wireless platforms to subscribers. The agreement is for a term of three years beginning June 30, 2004 and automatically renews for successive periods of one year unless a notice of non-renewal is communicated by any party to the other at least ninety (90) calendar days prior to the expiration of the three year term. The applications are: (i) two Play for Real Interactive Television games currently deployed on the "Avago" channel - Avago Reals & Avago Keno ("Reals" & "Cat's Keno"); (ii) up to five interactive, Play for Real games based on a fixed odds betting service, including Hi-lo; (iii) both types of games described above, consisting of seven Interactive Play for Real games will also be provided on a Play-for-Fun model where viewers will use return path telephony as the billing mechanism; (iv) two Play for Fun based games (BlackJack and Poker), where viewers will use return path telephony as the billing mechanism; (v) play for real games for one of the leading sports-book operators in the UK; and (vi) play for fun Texas Hold'em Multi Player Poker. Under this agreement we receive a percentage of the revenues generated by The Gaming Channel Limited from the software applications. This agreement restates previous agreements which were signed on May 10, 2004, and June 5, 2003.

      On June 21, 2004, we entered into an agreement with Slingo Inc, for adapting five versions of its Internet Slingo games as well as four additional existing Slingo versions per year to an iTV version. We will also adapt five versions of Slingo's `kids' versions. The term of the agreement is for a period of two years from June 21, 2004. Provided that net revenue paid to Slingo during the initial two-year term equals or exceeds $500,000, we may, on written notice to Slingo before the expiration of the initial term extend this agreement for an additional two-year term provided that net revenue paid to Slingo during the first additional term equals or exceeds $500,000, we may, on written notice to Slingo before the expiration of the first additional term, extend this agreement for an additional two-year term. Slingo is entitled to receive a percentage of the revenues generated by the Slingo games in connection with our applications.

      On April 21, 2004, we entered into an agreement with Game Universe Inc, a Delaware corporation, for adapting skill games and pay per-use games developed by Game Universe for iTV. The term of the agreement is for a period of two years from the live operational launch of the iTV user interface. We are entitled to receive a percentage of the revenues generated by Game Universe, Inc in connection with our applications.

      On November 6, 2003, we executed an agreement with RCN Telecom Services of Illinois, LLC, under which we will supply certain software applications for use in the Chicago area. Such applications include play for fun casino games and others. The term of this agreement is for three years from the date the service is first delivered by RCN to subscribers on a commercial basis. In consideration of supplying the software application, we are entitled to certain fees and a percentage of the revenue generated by RCN from the software application.

      On October 1, 2003, we entered into an agreement with NDS Limited, a company registered in England and Wales, for distribution of our play for fun interactive products to Cablevision subscribers in the United States. The term of the agreement is for a period of three years beginning July 16, 2003. Upon expiration of the initial term, the agreement will automatically renew for an additional one year term unless NDS elects to terminate the agreement upon thirty days prior written notice. In consideration of supplying the games, we receive a percentage of the revenue generated by NDS from the applications.

      On March 10, 2003, we entered into an agreement with Two Way TV, Ltd., a company incorporated and organized under the laws of England and Wales, to supply software applications for play for fun interactive games on the digital cable television platforms operated by NTL & TELEWEST in the United Kingdom. Unless terminated by either party the term of the agreement is for a period of 12 months from the commercial launch and is terminable upon 90 days notice. We are entitled to receive a percentage of the revenues generated by Two Way TV from the cable operators in connection with the applications.

      Wireless Service Providers

      On May 10, 2004, we entered into an agreement with The Gaming Channel Limited, a company incorporated under the laws of England and Wales, under which we will license certain mobile software applications which will allow play-for-real games, on a non-exclusive basis for distribution by Hutchison UK. Under this agreement we are entitle to receive a percentage of the revenues generated by The Gaming Channel Limited from the software applications. The agreement is for a term of three years beginning May 10, 2004 and automatically renews for successive periods of one year unless a notice of non-renewal is communicated by any party to the other at least 90 calendar days prior to the expiration of the three year term


      On January 17, 2005, our wholly owned subsidiary Zone4Play (UK) Limited entered into an agreement to license certain customized software applications to Eurobet UK Limited. Zone4Play (UK) Limited will provide software for fixed odds and casino mobile telephone applications which will include the games Bingo, Virtual Horse Racing, Dice, Keno, Hi-Lo and Slots. The agreement will begin the date on which the first product is made available to customers by Eurobet UK Limited and will continue for an initial term of three years. The agreement will automatically renew for successive one-year periods unless a notice of non-renewal is communicated by any party to the other at least 90 calendar days prior to expiration of the initial term or a particular renewal term.

      Either party may terminate the license agreement on written notice and/or to require payment of any amounts due under the agreement in the event that the other party: (i) commits a material breach of the terms of the agreement and has not remedied the breach within 30 days after receipt of written notice of such breach; or (ii) ceases or threatens to cease to carry on its business, has a liquidator or receiver appointed to it or over any of its assets, passes a resolution for its winding up, becomes subject to a liquidation order or similar order of a court of competent jurisdiction, becomes unable to pay its debts, or there occurs any event analogous to any of the foregoing. Upon any termination of the agreement: (i) Eurobet UK Limited must provide and transfer to Zone4Play
(UK) Limited any and all materials, files and programs which belong to Zone4Play
(UK) Limited; (ii) Eurobet UK Limited must promptly remove all applications provided by Zone4Play (UK) Limited from its systems and may not subsequently license, sell or otherwise dispose of the applications; and (iii) Zone4Play (UK) Limited must provide and transfer to Eurobet UK Limited any and all materials, files and programs which belong to Eurobet UK Limited. However, on termination of the agreement, Zone4Play (UK) Limited must either: (i) allow Eurobet UK Limited to use its servers to send a message to each user of the applications in order to inform the users that they will no longer be able to place bets through the applications; or (ii) provide a link to Eurobet UK Limited so that it may contact the users of the applications directly without the need to use the servers of Zone4Play (UK) Limited.


      Hospitality Service Providers

      On January 8, 2004, we entered into an agreement with LodgeNet Entertainment Corporation, a Delaware corporation, under which we granted LodgeNet a license to use, and operate our solutions for Internet and Flash-based games, as necessary for LodgeNet to deploy the technology in hotels in the United States that receive LodgeNet programming through the LodgeNet entertainment on demand system. The term of the agreement is for a period of five years from January 8, 2004 unless sooner terminated. The agreement automatically renews and continues for one year periods unless terminated by either party providing at least 120 days' advance written notice of their desire not to renew prior to any expiration date. We are entitled to receive a percentage of the revenue generated by LodgeNet from our programming.


      On December 14, 2004, we entered into an Amendment Agreement with LodgeNet Entertainment Corporation, which amends the Game Licensing Agreement dated as of January 8, 2004. The Game Licensing Agreement was amended to provide that we will assist LodgeNet Entertainment Corporation in the promotion of our proprietary products on the LodgeNet system. In addition, LodgeNet Entertainment Corporation is obligated to undertake other reasonable marketing means to promote our proprietary products, including but not limited to, issuing promotional videos. Further, in order to enhance the attractiveness of our proprietary products and programming, we agreed to provide the following games to be made available on the LodgeNet system:

      o 15 new skill games (together with game universe) under 4 possible sub categories (card games, tile games, puzzle games and word games) in a designated section branded "Skill Jam."
      o A stand-alone version of a Texas Hold'em Poker game. According to the success of the game, LodgeNet and we will explore the possibility of creating a separate package for this game.
      o 5 Slingo kids games such as "Kids Bumper," "Circus tars," "Match'ums 4 Kids," "Slingo 4 Kids," and "Roni Blocks."

      The revenue provisions of the Game Licensing Agreement were also amended. If LodgeNet Entertainment Corporation offers our proprietary products in the hospital market, revenue will be determined by multiplying the number of hospital beds where the games are available by $0.10. In addition, LodgeNet Entertainment Corporation will pay royalties at a rate of 25% of net receipts, i.e., all monies received from hospital patients in connection with the use of our proprietary products less (i) sales tax payable directly in connection therewith and (ii) disputed sales (disputed video orders as to which patients refuse to make payment). Certain schedules to the Game Licensing Agreement were also amended which set forth deployment schedules of our proprietary products on the LodgeNet system.

Our Strategy

       Our goal is to become a leading global provider of interactive games technology to the iTV, wireless and Internet markets. We believe that developing a diversified portfolio of high quality, innovative applications is critical to our business. We intend to:

      o Develop Innovative Applications. We will continue to devote significant resources to the development of high-quality, innovative applications and work with the best content developers. As the interactive entertainment landscape continuously evolves, we expect to extend our cross-platform solutions to accommodate advancements in network and device technology.
      o Emphasize Zone4Play-Branded Technology. We plan to emphasize the unique features of Zone4Play-branded applications, which typically generate higher margins for us. We intend to broaden our applications to highlight the community aspects of our content, thereby offering our customers the opportunity to increase subscriber satisfaction, leading to reduction in subscriber turnover.
      o License Third Party Brands. We will continue to license well-known, third party brands and collaborate with major media companies and other brand holders to introduce third party branded applications. We believe that familiar titles facilitate the adoption of our applications by our customers and their subscribers, and create strong marketing opportunities.

Competition

iTV Market

      The interactive entertainment applications market is highly competitive and characterized by frequent product introductions, new technologies, and evolving platforms in iTV, wireless and Internet. As demand for applications continues to increase, we expect new competitors to enter the market and existing competitors to allocate more resources to develop and market their applications. As a result, we expect competition in the interactive entertainment market to intensify.

      The current and potential competition in the interactive entertainment applications market includes major media companies, traditional video game publishing companies, service providers in the iTV, wireless and Internet markets, iTV, wireless and Internet software applications providers, and other pure-play interactive entertainment companies. Currently, we consider our primary competitors in the iTV market to be Orbis UK/Visionik, , and Betting Corp/Connect TV.

      Orbis UK/Visionik - NDS owned companies, specializing together in iTV betting applications. Orbis develops a management server gaming engines and Visionik develops front-end gaming graphics and presentation layers to the end-user. Some of Orbis's iTV customers are Blue Square, Ladbrokes and Littlewoods, all in the United Kingdom market).

      Betting Corp/Connect TV - An OpenTV owned company, this is an integrated entity that jointly specializes in iTV betting applications. Betting Corp develops the server and gaming engines and Connect TV develops the front-end gaming applications to the end-user.

Wireless Market

      The wireless entertainment applications market is highly competitive and characterized by frequent product introductions, evolving wireless platforms and new technologies. As demand for applications continues to increase, we expect new competitors to enter the market and existing competitors to allocate more resources to develop and market applications. As a result, we expect competition in the wireless entertainment market to intensify.

      The current and potential competition in the wireless entertainment applications market includes major media companies, traditional video game publishing companies, wireless carriers, wireless software providers and other pure-play wireless entertainment companies. Larger, more established companies are increasingly focused on developing and distributing wireless applications that directly compete with us.

      We also compete with wireless content aggregators, who combine applications from multiple developers (and sometimes publishers) and offer them to carriers or through other sales channels. We generally differentiate ourselves from aggregators in several key respects. Unlike us, aggregators do not typically fund development, provide design input or provide quality assurance for their applications. Also, since aggregators usually do not own an application's copyright, they often retain less than a majority of the revenues generated from application sales. We consider our primary competitor in the wireless market to be Chartwell Technologies. o To our knowledge, none of our competitors offer a cross-platform solution that can be used for iTV, wireless and internet communications. Each of our competitors focuses exclusively on its target network environment. Based on the versatility of our technology, we believe that we have a competitive edge over our competitors.

      Chartwell Technologies - (CWH - Toronto Stock Exchange) A known brand for Web development of internet gambling sites. Chartwell is also approaching the mobile market with its customized applications to mobile devices.

Intellectual Property

      On April 2, 2003, we filed an application with the United States Patent and Trademark Office for a trademark of the name ZONE4PLAY. This application is currently pending registration. On September 14, 2004, we filed an application with the United State Patent and Trademark Office for a patent on a multiplayer Blackjack betting game.

Government Regulation

      We currently market and sell our interactive games technology for use in gaming activities in the United Kingdom. Gaming activities are strictly regulated in the United States. Gaming regulations are based on policies that are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming;
(ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the governing jurisdictions; (iv) the prevention of cheating and fraudulent practices; and (v) the provision of a source of government revenue through taxation and licensing fees.

      The United Kingdom recently released a report that will greatly enhance its gambling business, including Internet gaming. Sports betting is currently regulated by the government, and to be more attractive to operators, the government is eliminating a nine percent tax on wagers, payable by bettors, with a 15 percent tax on gross profits, to be paid for by the bookmakers, both Internet and telephonic. The reforms will require primary legislation, and we expect the United Kingdom government to bring a Bill before Parliament in the near future.

Employees

      We currently employ 33 employees, all of whom work full-time for us. None of our employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

                             DESCRIPTION OF PROPERTY

      On August 31, 2004, we entered into an agreement to lease premises located at Atidim Park, in Tel-Aviv. This location consists of approximately 6,250 square feet of office space and the rent is approximately $6,220 per month. The term of this lease is for five years. The rent on this property increases once every 12 months by 5% of the space rate ($0.70 per sq/ft). When this lease term begins, we will move our Israel office to this location.

                                LEGAL PROCEEDINGS

      We are not currently a party to, nor is any of our property currently the subject of, any pending legal proceeding. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

      The following are the names and certain information regarding or current directors and executive officers:

--------------------------------------------------------------------------------
     Name                       Age                Position
--------------------------------------------------------------------------------
Shimon Citron                    49   Chief Executive Officer and Director
--------------------------------------------------------------------------------
Uri Levy                         35   Chief Financial Officer
--------------------------------------------------------------------------------
Haim Tabak                       57   Chief Operating Officer
--------------------------------------------------------------------------------
Shachar Schalka                  30   Chief Technology Officer
--------------------------------------------------------------------------------
Gil Levi                         32   Vice President, Research and Development
--------------------------------------------------------------------------------
Gil Arbel                        36   Vice President, Business Development
--------------------------------------------------------------------------------
Idan Miller                      33   Vice President, Marketing & Sales
--------------------------------------------------------------------------------
Shlomo Rothman                   58   Director
--------------------------------------------------------------------------------
Oded Zucker                      39   Director
--------------------------------------------------------------------------------

      Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at our annual meeting, to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board. Some of our directors and executive officers also serve in various capacities with our subsidiaries. There are no family relationships among any of our directors and executive officers.

Background of Executive Officers and Directors

      Shimon Citron, Chief Executive Officer and Director. Mr. Citron founded our company in 2001 and he has held the positions of Chief Executive Officer and Director since inception. Mr. Citron is also the Chief Executive Officer and a Director of each of our wholly owned subsidiaries in Israel and in the United Kingdom. He has held these positions since 2001. From 1999-2001 Mr. Citron was the founder and President of Gigi Media Ltd., a private company based in Israel. From 1994 to 1999 he managed his own private investments in a number of startup companies in Israel.

      Uri Levy, Chief Financial Officer. Mr. Levy joined us as Chief Financial Officer in December 2003. Prior to joining us, Mr. Levy was Vice President, Finance of Loram Ltd. from June 2002 until December 2003, and as a controller of EasyRun Communications Software Systems from January 1999 until June 2003. Mr. Levy is a Certified Public Accountant in Israel and has a LL.M Degree from the Bar Ilan University in Ramat Gan.

      Haim Tabak, Chief Operating Officer. Mr. Tabak joined us in January 2003 as Chief Operating Officer. Prior to joining us, Mr. Tabak was General Manager of Winner.com Ltd., Tel Aviv, Israel, a subsidiary of Winner.com, Inc. from March 2000 to December 2002. From January 1998 until December 1999, he held the position of Chief Operating Officer for Transtech Systems Ltd, an IT logistics solution provider located in Tel Aviv.

      Shachar Schalka, Chief Technology Officer. Mr. Schalka was appointed as our Chief Technology Officer in December 2001. Prior to joining us, Mr. Schalka held various technical, programming and managerial positions with Gigi Media Ltd. from September 2000 until November 2001.

      Gil Levi, Vice President of Research & Development. Mr. Levi was appointed Vice President of Research and Development on June 2002. Prior to joining us, Mr. Levi held the position of senior software programmer of Gigi Media Ltd. from August 2000 until May 2002.

      Gil Arbel, Vice President of Business Development. Mr. Arbel joined us in February 2004, with more then 14 years experience in the Interactive media and communications field. From 2002 to 2003, he served as General manager of RestArt, a consulting firm. From 2000 to 2001 he served as Director of Media at Starband Inc, a Gilat satellite networks spin-off launched with Microsoft and Dish Networks.

      Idan Miller, VP Marketing and Sales. Mr. Miller joined Zone4Play in May 2004 with ten years of experience managing TV and Internet technology projects. From 1998 to 2001 Idan was President and CEO of Oraios, a NYC based company that developed e-Commerce, community and e-Gaming enabling technologies for the Internet. Prior to Oraios (1997 - 1998) Idan was the MD of Zinc Media, a development house for interactive applications. As such, Mr. Miller has worked with some of the largest e-Commerce websites around the world. Idan served as VP Marketing of Intech Capital, an investment house for Internet enterprises during 2001- 2002 and was Head of Business Development - iTV at NDS (A News Corp. company specializing in TV solutions) from 2002 to 2004.

      Shlomo Rothman, Director. Mr. Rothman has been a member of our Board of Directors since January 2004. Since February 2002, Mr. Rothman has been the President and CEO of S.R. Consulting Ltd., a private company that provides financial services, investment banking, mergers and acquisitions and project financing. From 1987 until 2002, Mr. Rothman was Senior Deputy General Manager of the First International Bank, a safra bank in Israel. From 1987 to 1999, he was the Head of Marketing, Capital Markets and Investments Divisions of the First International Bank. From 1999 until 2002, Mr. Rothman was the head of the Retail and Commercial Banking Division of the First International Bank. Mr. Rothman was a Director of the Tel Aviv Stock Exchange from 1989 until 2000 and a Director of Maalot-Israeli Rating Co. from 1995 until 2000. He is currently a Director of the Menorah-Gaon Investment House Ltd. and Edmond de Rothschild-Portfolio Management Ltd., both located in Israel.

      Oded Zucker, Director. Mr. Zucker has been a member of our Board of Directors since January 2004. Mr. Zucker has been the United Kingdom Senior Vice President for Prudential Bache Inc. since 1995. He was also a co-founder of the Israeli operations for Prudential Bache. Mr. Zucker is a registered representative with the New York Stock Exchange and the NASD. Mr. Zucker is also a Director of Nisko Projects Electronics and Communication Ltd., which currently trades on the Tel Aviv Stock Exchange in Israel.

Employment Agreements

      On January 1, 2004, we entered into an employment agreement with Uri Levy to act as our Chief Financial Officer. The base gross salary under the agreement is approximately $3,333 per month for the first 90 days of the agreement and $4,444 per month thereafter. Each monthly payment is adjusted to reflect changes in the consumer price index as published on the date of payment. The agreement does not have an expiration date, but may be terminated by either party at any time upon 30 days written notice to the other party specifying the effective date of termination. The agreement has a non-competition provision, which provides that Mr. Levy shall not during the term of the agreement and for a period of 12 months from the termination date, directly or indirectly engage in certain activities that compete with us.

      On April 1, 2004, we entered into an employment agreement with Haim Tabak to act as our Chief Operating Officer. Beginning April 1, 2004, Mr. Tabak's base gross salary is approximately $3,778 per month. The agreement does not have an expiration date, but may be terminated by either party at any time upon 30 days written notice to the other party specifying the effective date of termination. The agreement has a non-competition provision, which provides that Mr. Tabak shall not during the term of the agreement and for a period of 12 months from the termination date, directly or indirectly engage in certain activities that compete with us.

      On April 1, 2004, we entered into an employment agreement with Shachar Schalka to act as our Chief Technology Officer. Beginning April 1, 2004, Mr. Schalka's base gross salary is $7,222 per month. The agreement does not have an expiration date, but may be terminated by either party at any time upon 30 days written notice to the other party specifying the effective date of termination. The agreement has a non-competition provision, which provides that Mr. Schalka shall not during the term of the agreement and for a period of 12 months from the termination date, directly or indirectly engage in certain activities that compete with us.

      On April 1, 2004, we entered into an employment agreement with Gil Levi to act as our Vice President of Research and Development. Beginning April 1, 2004, Mr. Levi's base gross salary is $7,222 per month. The agreement does not have an expiration date, but may be terminated by either party at any time upon 30 days written notice to the other party specifying the effective date of termination. The agreement has a non-competition provision, which provides that Mr. Levi shall not during the term of the agreement and for a period of 12 months from the termination date, directly or indirectly engage in certain activities that compete with us.

      On May 1, 2004, we entered into an employment agreement with Idan Miller to act as our Executive Vice President. The base gross salary under the agreement is $3,778 per month for the first three months of the agreement and $4,444 per month thereafter. Mr. Miller is also entitled to sales commissions equal to 5% of aggregate total net revenues from institutional gaming operators (Lottery, Sports betting, Bingo, etc.) on our interactive platform, but excluding any revenues relating to Holland Casino and any related sale and value added tax, calculated and payable quarterly by us. Further, we agreed to grant Mr. Miller options to purchase 200,000 shares of our common stock at a purchase price per share at a 15% discount to the market price of our common stock on May 1, 2004. The options are exercisable for a period of 60 months from the grant date and vest 1/8 every three months beginning July 1, 2004. If our gross revenues exceed $15 million during the 2005 calendar year, we agreed to grant Mr. Miller fully vested options to purchase 180,000 shares of our common stock exercisable for a 60 months from May 1, 2004 at a purchase price per share at a 15% discount to the market price of our common stock on May 1, 2004. If we have gross revenues exceeding $20 million during the 2006 calendar year, we agreed to grant Mr. Miller fully vested options to purchase 180,000 shares of our common stock exercisable for a 60 months from May 1, 2004 at a purchase price per share at a 15% discount to the market price of our common stock on May 1, 2004. The agreement does not have an expiration date, but may be terminated by either party at any time upon 30 days written notice to the other party specifying the effective date of termination. The agreement has a non-competition provision, which provides that Mr. Miller shall not during the term of the agreement and for a period of 12 months from the termination date, directly or indirectly engage in certain activities that compete with us. To date we have not adopted a stock option plan and accordingly have not granted these options.

      On November 30, 2004, we entered into a new employment agreement with Idan Miller, under which Mr. Miller will serve as our subsidiary, Zone4Play (Israel) Limited's Senior Vice President of Marketing and Sales. Mr. Miller's base salary under the agreement is $4,444 per month. In addition, within 90 days of the end of each quarter beginning the first quarter of 2005, Zone4Play (Israel) Limited will pay Mr. Miller an amount equal to 0.6% of Zone4Play (Israel) Limited's quarterly gross revenues. We also granted Mr. Miller an option to purchase 200,000 shares of our common stock at a purchase price per share of $0.55. The option vests 1/8 every three months beginning July 1, 2004. In the event our business is sold or merged within the vesting period, the option will become immediately vested.

      In addition, Mr. Miller will receive a fully vested option to purchase additional shares of our common stock in the event the our revenues meet specified benchmark amounts in excess of $5,000,000 for the calendar year ending December 31, 2005. In the event an acquisition of our business is consummated for a purchase price equal to or exceeding $100,000,000 before March 31, 2006, in place of any revenue-based options that Mr. Miller may be entitled to, we will grant Mr. Miller an option to purchase 180,000 shares of our common stock at a purchase price equal to the market value of our common stock on the grant date.

      Mr. Miller will also receive a fully vested option to purchase additional shares of our common stock in the event our revenues meet specified benchmark amounts in excess of $10,000,000 for the calendar year ending December 31, 2006. If an acquisition of our business is consummated for a purchase price equal to or exceeding $200,000,000 before March 31, 2007, in place of any revenue-based options that Mr. Miller may be entitled to, we will grant Mr. Miller an option to purchase 180,000 shares of our common stock at a purchase price equal to the market value of our common stock on the grant date.

      Either party may terminate Mr. Miller's employment agreement at any time upon 30 days written notice to the other party specifying the effective date of termination. In the event of a termination by Zone4Play (Israel) Limited, during the period between such written notice and the effective date of termination, Mr. Miller is entitled to compensation as described above plus all other employee benefits under the employment agreement. In the event of a termination by Mr. Miller, during the period between such written notice and the effective date of termination, Mr. Miller is entitled to compensation as described above but no other benefits under the employment agreement.

Directors' Compensation

      On January 1 2004, we signed agreements with Shlomo Rothman and Oded Zucker, our two non-employee directors. While each such director serves as a member of the Board, we agreed to pay the director a director's fee of $7,000 per annum, payable in quarterly installments. In addition, we agreed to pay Messrs. Rothman and Zucker $750 per board meeting. Both directors will be granted an option under the terms of our option plan to purchase 192,261 shares of our common stock at an exercise price per share of $1. Each director's rights to exercise such option will vest in three equal annual installments during a period of three years commencing on May 2004, provided that our agreement with such director is not terminated earlier.

      We do not have any formal or informal arrangements or agreements to compensate our employee directors for services they provide as members of our Board of Directors.

                             Executive Compensation

      The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the years ending December 31, 2003 and 2002.

                           SUMMARY COMPENSATION TABLE


                                                                                       Long-Term
                                                                                     Compensation
                                                                       ---------------------------------------
                                          Annual Compensation                      Awards             Payouts
                                   ----------------------------------  ---------------------------   ---------
                                                           Other                        Securities                  All
                                                           Annual       Restricted      Underlying                 Other
        Name and                                           Compen-     Stock Award(s)    Options/       LTIP       Compen-
   Principal Position     Year     Salary ($)   Bonus ($)  sation ($)       ($)          SARs (#)    Payouts ($)  sation ($)
----------------------------------------------------------------------------------------------------------------------------
Shimon Citron, Chief      2004     $60,000        -0-         -0-            -0-             -0-          -0-         -0-
     Executive Officer    2003       -0-          -0-         -0-            -0-             -0-          -0-         -0-
     and Director         2002       -0-          -0-         -0-            -0-             -0-          -0-         -0-


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 2002, we signed an agreement in the amount of $296,500 with Winner.com
(UK) Ltd. to provide a software application. According to the agreement, we received an advance payment in the amount of $196,000 from Winner.com (UK) Ltd. Due to a dispute with Winner.com (UK) Ltd., the software application was not delivered until the first quarter of 2004, when the dispute was resolved. Our Chief Executive Officer, Shimon Citron, owns 60% of Winner.com (UK) Ltd - of which half of the shares are being held as a trustee to other shareholders. Our management believes that the terms of the agreement with Winner.com (UK) Ltd. were at least as favorable as could have been obtained from an unrelated third party.

      In December 2002, we signed a line of credit loan agreement with Shimon Citron, our Chief Executive Officer, in an amount of up to $500,000 for a term of two years. The loan is in U.S. dollars and bears an annual interest rate of 1.5%. As of December 2003, we received $85,359 out of from the credit line. Our management believes that this loan agreement is on terms at least as favorable as could be obtained from an unrelated third party.

      Under a lease that terminated August 31, 2004, we sublet office space located at 3B Hashlosha St., Tel Aviv, 67060 Israel from Winner.com Israel
(1999) Ltd. , which is a related party. Our management believes that this space was rented on terms at least as favorable as could be procured from unrelated third parties.

      During 2002, we entered into a software development agreement with a related party to sell credit card clearing software. From this agreement, we generated one-time revenues in 2003 of $380,000. Our management believes that the terms of this agreement were at least favorable as could have been obtained from an unrelated third party.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth certain information, as of January 31, 2005 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the named executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

                                                                       Percentage of
                                                Common Stock            Common Stock      Percentage of Common
Name of Beneficial Owner (1)               Beneficially Owned (2)   Before Offering (3)   Stock After Offering (4)
------------------------------------------------------------------------------------------------------------------
Shimon Citron (5)                                 3,258,772                 14.0%                  11.5%
Shlomo Rothman                                            0                    *                      *
Oded Zucker                                               0                    *                      *
Pini Gershon                                      2,706,950                 11.6%                   9.6%
Weiss, Peck & Greer Investments, a                3,810,400                 16.4%                  13.5%
division of Robeco USA, LLC (6)
------------------------------------------------------------------------------------------------------------------
All  officers  and  directors as a group          3,258,772                 14.0%                  11.5%
(3 persons)

----------
*     Less than 1%
(1) Except as otherwise indicated, the address of each beneficial owner is c/o Zone 4 Play, Inc., 103 Foulk Road, Wilmington, DE 19803.
(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.
(3)   Based on 23,250,010 shares outstanding.
(4) Based on 28,274,512 shares outstanding, assuming that all securities registered will be sold and that all shares of common stock underlying warrants will be issued.
(5)   Includes 494,449 shares owned by Yariv Citron, son of Shimon Citron.
(6) The address of Robeco USA, LLC is One New York Plaza, New York, NY 10004. The shares are held by Robeco USA, LLC for the discretionary accounts of certain clients. Robeco USA, LLC expressly disclaims beneficial ownership of such shares.


                            DESCRIPTION OF SECURITIES

      The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

      Our proposed operations are capital intensive and we need working capital. Therefore, we will be required to reinvest any future earnings in our operations. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our Board of Directors after considering the conditions then existing, including our earnings, financial condition, capital requirements, and other factors.

Capital Structure


      Our authorized capital consists of 75,000,000 shares of common stock, par value $.001 per share and no shares of preferred stock. As of January 31, 2005, we had 23,250,010 shares of common stock outstanding. Stockholders: (i) have general ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to stockholders upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of the directors of the Company if they choose to do so.


April 2004 Financing

      On April 1, 2004, we sold 1,500,000 units of common stock and common stock purchase warrants at a purchase price of $0.80 per unit, for an aggregate of $1,200,000. Each unit consists of one share of our common stock and two common stock purchase warrants. One warrant is exercisable for 24 months at a price of $1.85 per share and one warrant is exercisable for 36 months at a price of $2.50 per share. The completed private placement consisted of an aggregate of 1,500,000 shares of the Company's common stock and 3,000,000 warrants.

August 2004 Financing

      On August 17, 2004, we sold 1,000,000 units of common stock and common stock purchase warrants at a purchase price of $1.00 per unit, for an aggregate of $1,000,000. Each unit consists of one share of common stock and two common stock purchase warrants. One warrant is exercisable for 24 months at a price of $2.00 per share and one warrant is exercisable for 36 months at a price of $2.50 per share.


January 2005 Financing

      On January 27, 2005, we completed a private offering to accredited investors under Section 4(2) of the Securities Act of 1933, as amended, pursuant to which we sold an aggregate of 2,659,998 shares of common stock for aggregate gross proceeds of $3,989,999. We agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the common stock on or before February 17, 2005. If such registration statement is not declared effective on or before May 3, 2005, then we must pay to investors liquidated damages equal to 1.5% of the aggregate purchase price paid by them.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Bylaws require that we indemnify and hold harmless our officers and directors who are made a party to or threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of officer of Zone 4 Play, Inc. to the fullest extent permitted under Chapter 78 of the Nevada Revised Statutes, as amended.

      The State of Nevada permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

      (a)   The person conducted himself or herself in good faith;

      (b)   The person reasonably believed:

            (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

            (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.

      (c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

      The indemnification discussed herein is not exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaws, agreements, vote of stockholders, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon for Zone 4 Play, Inc. by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

      Zone4Play's financial statements as of and for the periods ended December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for each of the two years then ended, and for the period from April 2001 (commencement of operations) through December 2001, and for the period from April 2001 (commencement of operations) through December 2003, included in this prospectus, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

      On February 5, 2004, we appointed Kost Forer Gabbay & Kasierer a member of Ernst & Young, Global as our new principal independent accountants with the approval of our Board of Directors. Accordingly, we dismissed Peach Goddard Chartered Accountants on February 5, 2004. Peach Goddard acted as our principal independent accountant since the inception of our company in April 2002.

      During our recent fiscal year ended March 31, 2003, and the subsequent interim period through February 5, 2004, the date of Peach Goddard's dismissal and the date of Kost Forer Gabbay & Kasierer a member of Ernst & Young Global appointment, there were no disagreements with Peach Goddard on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The report on the financial statements prepared by Peach Goddard for the fiscal year ended March 31, 2003 was, however, modified as to uncertainty as the report contained a paragraph with respect to our ability to continue as a going concern.

      In connection with the fiscal year ended March 31, 2003 and the subsequent interim period through February 5, 2004, Kost Forer Gabbay & Kasierer a member of Ernst & Young Global was not consulted on any matter relating to accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements. In connection with the fiscal year ended March 31, 2003 and the subsequent interim period through February 5, 2004 preceding the change in accountants, Kost Forer Gabbay & Kasierer a member of Ernst & Young Global did not provide any written or oral advice that was an important factor considered by it in reaching any decision as to the accounting, auditing or financial reporting issues.

                             ADDITIONAL INFORMATION

      Zone4Play is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

      Zone4Play has filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                ZONE 4 PLAY, INC.


                                                                      Page
                                                                      ----

Periods Ended September 30, 2004 and 2003 (Unaudited)

Consolidated Balance Sheet                                            F-2
Consolidated Statements of Operations                                 F-4
Consolidated Statements of Cash Flows                                 F-5
Notes to Consolidated Financial Statements                            F-6

Periods Ended December 31, 2003 and 2002 (Audited)

Report of Independent Registered Public Accounting Firm               F-11
Consolidated Balance Sheets                                           F-12
Consolidated Statements of Operations                                 F-14
Statements of Changes in Stockholders' Deficiency                     F-15
Consolidated Statements of Cash Flows                                 F-16
Notes to Consolidated Financial Statements                            F-17

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)

CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------
U.S. dollars

                                                                   September 30,
                                                                        2004
                                                                   -------------
                                                                      Unaudited
                                                                   -------------
    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                           $651,205
  Trade receivables                                                    163,609
  Other accounts receivable and prepaid expenses                        25,543
                                                                      --------

Total current assets                                                   840,357
                                                                      --------

SEVERANCE PAY FUND                                                      56,970
                                                                      --------

                                                                      --------
PROPERTY AND EQUIPMENT, NET                                             85,852
                                                                      --------

Total assets                                                          $983,179
                                                                      ========

The accompanying notes are an integral part of the consolidated financial statements.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)

CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------
U.S. dollars (except share data)

                                                                   September 30,
                                                                       2004
                                                                   -------------
                                                                     Unaudited
                                                                   -------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term bank credit                                            $     9,191
  Short-term loans from stockholders and others                           1,900
  Trade payables                                                        107,957
  Employees and payroll accruals                                        214,894
  Accrued expenses and other liabilities                                 66,735
                                                                    -----------

Total current liabilities                                               400,677
                                                                    -----------

ACCRUED SEVERANCE PAY                                                   179,236
                                                                    -----------

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
  Common stock of $ 0.001 par value:
    Authorized: 75,000,000 shares as of September 30, 2004;
    Issued and outstanding: 20,540,012
    shares as of September 30, 2004                                      20,540
  Additional paid in capital                                          2,223,282
  Deficit accumulated during the development stage                   (1,840,556)
                                                                    -----------

Total stockholders' equity                                              403,266
                                                                    -----------

                                                                    $   983,179
                                                                    ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
U.S. dollars (except share data)

                                                                                                  Period from
                                                                                                 commencement of
                                          Nine months ended            Three months ended      operations (April 2,
                                            September 30,                 September 30,          2001) through
                                      --------------------------    --------------------------   September 30,
                                          2004           2003           2004           2003           2004
                                      -----------    -----------    -----------    -----------    -----------
                                                             Unaudited                             Unaudited
                                      --------------------------------------------------------    -----------
Revenues:
  Software applications               $   432,883    $   102,940    $   140,364    $    57,277    $   671,787
  One-time sale of software
    applications to related party         196,000        380,000             --             --        704,340
                                      -----------    -----------    -----------    -----------    -----------

Total revenues                            628,883        482,940        140,364         57,277      1,376,127
Cost of revenues                          113,296        180,637         13,372          8,154        405,392
                                      -----------    -----------    -----------    -----------    -----------

Gross profit                              515,587        302,303        126,992         49,123        970,735
                                      -----------    -----------    -----------    -----------    -----------

Operating expenses:
  Research and development                812,436        342,154        358,915        162,821      1,825,269
  Selling and marketing                   293,563         81,221        142,012         44,263        498,293
  General and administrative              277,726         82,074        139,441         16,867        407,932
                                      -----------    -----------    -----------    -----------    -----------

Total operating expenses                1,383,725        505,449        640,368        223,951      2,731,494
                                      -----------    -----------    -----------    -----------    -----------

Operating loss                            868,138        203,146        513,376        174,828      1,760,759
Financial expenses, net                    22,066         37,790         11,837         27,355         66,211
                                      -----------    -----------    -----------    -----------    -----------

Net loss                                  890,204        240,936        525,213        202,183      1,826,970
                                      ===========    ===========    ===========    ===========    ===========

Basic and diluted net loss per
   share                              $     0.049    $     0.023    $     0.026    $     0.019
                                      ===========    ===========    ===========    ===========

Weighted average number of shares
   of Common stock used in
   computing basic and diluted net
   loss per share                      18,262,350     10,426,190     20,012,050     10,426,190
                                      ===========    ===========    ===========    ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
U.S. dollars

                                                                                                      Period from
                                                                                                     commencement of
                                           Nine months ended              Three months ended       operations (April 2,
                                             September 30,                  September 30,             2001) through
                                       ---------------------------     ---------------------------    September 30,
                                          2004            2003            2004            2003            2004
                                       -----------     -----------     -----------     -----------     -----------
                                                                Unaudited                               Unaudited
                                       -----------------------------------------------------------     -----------
 Cash flows from operating
   activities:
 Net loss                              $  (890,204)    $  (240,936)    $  (525,213)    $  (202,183)    $(1,840,556)
 Adjustments required to reconcile
   net loss to net cash provided by
   operating activities:
 Depreciation                               32,407          15,958          17,511           5,605          60,439
 Loss from sale of property and
   equipment                                    --              --              --              --           1,702
 Decrease (increase) in trade and
   other accounts receivable and
   prepaid expenses                       (131,967)        (49,994)        (58,169)        (26,714)       (172,617)
 Increase (decrease) in trade
   payables                                 30,410         (13,853)         12,290          33,220         107,957
 Increase in employees and payroll
   accruals                                 53,006          32,209          21,101         (13,199)        214,893
 Increase in accrued expenses and
   other liabilities                        39,910           2,895         (37,057)         (4,259)         66,735
 Decrease in advance payments from
   customers and related parties          (243,500)             --              --              --              --
 Accrued severance pay, net                 54,489          21,710          16,894           2,844         122,267
Issuance of Common Stock to a
service provider                             51914              --           12000              --           51914
                                       -----------     -----------     -----------     -----------     -----------

 Net cash provided by operating
   activities                           (1,003,525)       (232,011)       (540,643)       (204,686)     (1,387,266)
                                       -----------     -----------     -----------     -----------     -----------

 Cash flows from investing
   activities:
 Purchase of property and equipment        (62,563)        (19,610)        (11,478)        (12,159)       (150,098)
                                       -----------     -----------     -----------     -----------     -----------

 Net cash used in investing
   activities                              (62,563)        (19,610)        (11,478)        (12,159)       (150,098)
                                       -----------     -----------     -----------     -----------     -----------

 Cash flows from financing
   activities:
 Issuance of shares in respect of
   reverse shell acquisition (1)             3,546              --              --              --           3,546
 Issuance of Common stock                2,173,932              --         976,135              --       2,173,932
 Short-term bank credit, net               (27,662)            493           6,136           6,804           9,191
 Receipt  of short-term loans from
   stockholders and others                  50,000         249,936              --              --         534,295
 Principle payments due to
   short-term loans from
   stockholders and others                (532,395)         16,995          (2,097)         16,995        (532,395)
                                       -----------     -----------     -----------     -----------     -----------

 Net cash provided by financing
   activities                            1,667,421         267,424         967,722          23,799       2,188,569
                                       -----------     -----------     -----------     -----------     -----------

 Increase (decrease) in cash and
   cash equivalents                        601,323          15,803         415,601        (193,046)        651,205
 Cash and cash equivalents at the
   beginning of the period                  49,882             816         235,604         209,665              --
                                       -----------     -----------     -----------     -----------     -----------

 Cash and cash equivalents at the
   end of the period                   $   651,205     $    16,619     $   651,205     $    16,619     $   651,205
                                       ===========     ===========     ===========     ===========     ===========

(1) On February 1, 2004, the Company acquired Zone4Play Inc. (Delaware) through a reverse shell purchase acquisition (see Note 1b).

The accompanying notes are an integral part of the consolidated financial statements.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 1:- GENERAL

      a. Zone4Play Inc. ("the Company") was incorporated under the laws of the State of Nevada on April 23, 2002 as Old Goat Enterprises, Inc. On February 1, 2004, the company acquired Zone4Play, Inc. ("Zone4Play (Delaware)"), which was incorporated under the laws of the State of Delaware on April 2, 2001,and subsequently changed the Company name to Zone4Play, Inc., a Nevada corporation. The Company develops and markets interactive games applications for Internet, portable devices and interactive TV platforms.

            The Company conducts its operations and business with and through its wholly-owned subsidiaries, Zone4Play Limited, an Israeli corporation incorporated in July 2001, which is engaged in research and development and marketing of the applications, Zone4Play (UK) Limited, a United Kingdom corporation, incorporated in November 2002, which is engaged in marketing of the applications.

            The Company's shares are currently traded on the OTC Bulletin Board under the trading symbol "ZFPI.OB."

      b.    Acquisition of Zone4Play (Delaware):

            According to the agreement between the Company and Zone4Play (Delaware), the Company issued 10,426,190 Common stock to the former holders of equity interest in Zone4Play (Delaware).

            The acquisition has been accounted for as a reverse acquisition, whereby the Company was treated as the acquiree and Zone4Play (Delaware) as the acquirer, primarily because Zone4Play (Delaware) shareholders owned a majority, approximately 58% of the Company's Common stock, upon completion of the acquisition. Immediately prior the consumption of the transaction Zone4play Inc. had no material assets and liabilities, hence the reverse acquisition is treated as a capital stock transaction in which Zone4Play (Delaware) is deemed to have issued the Common stock held by the Company shareholders for the net assets of the Company. The historical financial statements of the Company became the historical financial statements of Zone4Play (Delaware).

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 1:- GENERAL (Cont.)

      c. The Company and its subsidiaries are devoting substantially all of their efforts toward conducting research, development and marketing of their software. The Company's and its subsidiaries' activities also include raising capital and recruiting personnel. In the course of such activities, the Company and its subsidiaries have sustained operating losses and expect such losses to continue in the foreseeable future. The Company and its subsidiaries have not generated sufficient revenues and have not achieved profitable operations or positive cash flow from operations. The Company's accumulated deficit aggregated to $ 1,840,556 as of September 30, 2004. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis.

            The Company plans to continue to finance its operations with a combination of stock issuance and private placements and revenues from product sales.

      d.    Concentration of risk that may have a significant impact on the
            Company:

            The Company derived most of its revenues from three major customers (see Note 3b).

      e In April 2004, the Company completed a $ 1.2 million private placement, consisting of 1,500,000 shares of its Common stock of $
            0.001 par value and two warrants to purchase one share of Common stock each. One warrant is exercisable for 24 months at a price of $1.85 per share and one warrant is exercisable for 36 months at a price of $2.50 per share. The purchase price for each Common stock and two warrants was $ 0.80. The privet placement agreement was signed with a group of institutional and individual investors.

      f. The Company has signed agreements with two non-employee directors. While each such Director serves as a member of the Board, the Company shall pay the Director a director's fee of $ 7,000 per annum, payable in quarterly installments. Both Directors shall be granted an option under the terms of the Company's option plan, when it will be issued, to purchase 192,261 shares of Common stock of the Company, at an exercise price per share of $ 1. Each Director's rights to exercise such option shall vest in three equal annual installments during a period of three years commencing on May 2004, provided that the Company's agreement with such Director is not earlier terminated. To date the Company has not adopted a stock option plan and accordingly has not granted these options.

      g. In April 2004, the Company issued 44,348 shares to a service provider, regarding its service agreements. The company had accounted for its shares to the service provider under the fair value method of Statement of Financial Accounting Standard No.123 "Accounting for Stock Based Compensation". The fair value of these shares was estimated using the Company's share price at grant date.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 1:- GENERAL (Cont.)

      h. In June 2004, the Company and NetFun Ltd. ("Netfun") formed a new company named MiXTV Ltd ("MIXTV") in order to pursue the marketing, deployment and support of the MIXTV system. The controlling stake of
            - 50.1% - is held by the Company. NetFun currently has a 20% share of the new company, which can increase to up to 49.9% as pre-defined two milestones: (a) Upon MIXTV reaching its operational break-even, 10% of the shares will be transferred to Netfun. (b) Upon repayment to the Company all the sums provided to MIXTV, 19.9% of the shares will be transferred to Netfun. A trustee is currently holding the remaining shares. The company will provide capital for one year of operating the new company, whereas NetFun will deliver its Intellectual Properties assets (MiXTV). MIXTV has commenced its operation in July 2004 and generated losses as of September 30, 2004 that had been consolidated in the company's report since July forward.

      i. On May 1, 2004, the Company signed an agreement with the Executive Vice President of the Company, according to the agreement, the Company will grant options to purchase 200,000 shares of its Common stock at a purchase price per share at a 15% discount to the market price of the Company Common stock on May 1, 2004. The options are exercisable for a period of 60 months from the grant date and vest 1/8 every three months beginning July 1, 2004. In addition, if the Company's gross revenues exceed $ 15 million during the 2005 calendar year, the Company agreed to grant him fully vested options to purchase 180,000 shares of the Company Common stock exercisable for a 60 months from May 1, 2004 at a purchase price per share at a 15% discount to the market price of the Company Common stock. To date, the Company's Board of Directors has not approved this grant, further more the Executive Vice President is entitled to sales commissions equal to 5% of aggregate total net revenues from institutional gaming operators.

      j. On August 17, 2004, the Company issued 22,222 shares to a service provider, regarding its service agreements. The company had accounted for its shares to the service provider under the fair value method of Statement of Financial Accounting Standard No.123 "Accounting for Stock Based Compensation". The fair value of these shares was estimated using the Company's share price at grant date.

      k. On August 17, 2004, the Company completed a $1 million private placement consisting of 1,000,000 shares of its Common stock of $
            0.001 par value and two warrants to purchase one share of Common stock each. One warrant is exercisable for 24 months at a price of $2.00 per share and one warrant is exercisable for 36 months at a price of $2.50 per share. The purchase price for each Common stock and two warrants was $ 1.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 2:- BASIS OF PRESENTATION

            The accompanying interim consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission, and include the accounts of the Company and its subsidiaries. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company, the unaudited financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position at September 30, 2004 and the operating results and cash flows for the nine months ended September 30, 2004 and 2003.

            The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending December 31, 2004.

NOTE 3:- SEGMENTS, CUSTOMERS AND GEOGRAPHIC INFORMATION

            Summary information about geographic areas:

            The Company manages its business on the basis of one reportable segment (see Note 1 for a brief description of the Company's business) and follows the requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information".

            a. The following is a summary of operations within geographic areas, based on the location of the customers:

                                                      Period ended September 30,
                                                      --------------------------
                                                         2004           2003
                                                       --------       --------
                                                            Total revenues
                                                       -----------------------

                      United Kingdom                   $475,693       $ 86,452
                      USA                               125,257             --
                      Israel                             19,236          6,536
                      Cyprus                                 --        380,000
                      Holland                             7,913          8,657
                      Others                                784          1,295
                                                       --------       --------

                                                       $628,883       $482,940
                                                       ========       ========

            b.    Major customer data as a percentage of total revenues:

                                                                    2004   2003
                                                                    ----   ----

                      Customer A                                      34%    15%
                                                                    ====   ====
                      Customer B (related party)                      31%    --
                                                                    ====   ====
                      Customer C                                      13%    --
                                                                    ====   ====
                      Customer D (related party)                      --     79%
                                                                    ====   ====

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 4:- SIGNIFICANT EVENTS DURING THE PERIOD

      During 2002 the Company signed an agreement with a related party to provide software application in the amount of $ 296,500. Due to a dispute that had been settled in 2004 the company had provided the software application for the amount of $ 196,000 and recognized revenues accordingly.

                                - - - - - - - - -

[LOGO] ERNST & YOUNG

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                             To the Shareholders of

                                 ZONE4PLAY INC.
                          (A development stage company)

      We have audited the accompanying consolidated balance sheets of Zone4Play Inc. (a development stage company) (the "Company") and its subsidiaries as of December 31, 2003 and December 31, 2002, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2003 and for the period from April 2, 2001 (commencement of operations) through December 31, 2001 and for the period from April 2, 2001 (commencement of operations) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2003 and December 31, 2002, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2003 and for the period from April 2, 2001 (commencement of operations) through December 31, 2001 and for the period from April 2, 2001 (commencement of operations) through December 31, 2003, in conformity with U.S. generally accepted accounting principles.

                                        /s/ Kost Forer Gabbay & Kasierer

 Tel-Aviv, Israel                         KOST FORER GABBAY & KASIERER
 April 5, 2004                          A Member of Ernst & Young Global

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. dollars

                                                               December 31,
                                                           ---------------------
                                                             2003         2002
                                                           --------     --------
   ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                $ 49,882     $    816
  Trade receivables                                          46,313           --
  Other accounts receivable and prepaid expenses             10,037       13,787
                                                           --------     --------

Total current assets                                        106,232       14,603
                                                           --------     --------

SEVERANCE PAY FUND                                           24,714       22,846
                                                           --------     --------

PROPERTY AND EQUIPMENT, NET                                  55,696       55,487
                                                           --------     --------

Total assets                                               $186,642     $ 92,936
                                                           ========     ========

The accompanying notes are an integral part of the consolidated financial statements.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. dollars (except share data)

                                                                                         December 31,
                                                                                  --------------------------
                                                                                     2003           2002
                                                                                  -----------    -----------
     LIABILITIES AND STOCKHOLDERS' DEFICIENCY

 CURRENT LIABILITIES:
   Short-term bank credit                                                         $    36,853    $    36,947
   Short-term loans from stockholders and related parties                             484,295             --
   Trade payables                                                                      77,547         61,428
   Employees and payroll accruals                                                     161,887        161,394
   Advance payments from customers and related parties                                243,500        196,000
   Accrued expenses and other liabilities                                              26,825          8,224
                                                                                  -----------    -----------

 Total current liabilities                                                          1,030,907        463,993
                                                                                  -----------    -----------

 LONG-TERM LIABILITIES:
   Accrued severance pay                                                               92,491         66,844
   Long-term loan                                                                          --         56,443
                                                                                  -----------    -----------

                                                                                       92,491        123,287
                                                                                  -----------    -----------
 COMMITMENTS AND CONTINGENT LIABILITIES

 STOCKHOLDERS' DEFICIENCY:
   Common stock of $ 0.001 par value:
     Authorized: 75,000,000 shares as of December 31, 2003 and 2002; Issued and
     outstanding: 10,426,190 shares as of December 31, 2003 and 2002                       10             10
   Deficit accumulated during the development stage                                  (936,766)      (494,354)
                                                                                  -----------    -----------

 Total stockholders' deficiency                                                      (936,756)      (494,344)
                                                                                  -----------    -----------

                                                                                  $   186,642    $    92,936
                                                                                  ===========    ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
U.S. dollars (except share data)

                                                                          Period from    Period from
                                                                         April 2, 2001  April 2, 2001
                                                                       commencement of  (commencement of
                                                     Year ended            operations)   operations)
                                                     December 31,           through       through
                                              -------------------------   December 31,  December 31,
                                                  2003          2002          2001          2003
                                              -----------   -----------   -----------   -----------
Revenues:
  Sale of software applications               $   173,707   $    60,668   $     4,529   $   238,904
  One-time sale of software applications to
    related party                                 380,000       128,340            --       508,340
                                              -----------   -----------   -----------   -----------

  Total revenues                                  553,707       189,008         4,529       747,244
  Cost of revenues                                194,904        97,192            --       292,096
                                              -----------   -----------   -----------   -----------

Gross profit                                      358,803        91,816         4,529       455,148
                                              -----------   -----------   -----------   -----------

Operating expenses:
  Research and development                        504,153       497,523        11,157     1,012,833
  Selling and marketing                           144,919        59,811            --       204,730
  General and administrative                      108,471        21,735            --       130,206
                                              -----------   -----------   -----------   -----------

Total operating expenses                          757,543       579,069        11,157     1,347,769
                                              -----------   -----------   -----------   -----------

Operating loss                                    398,740       487,253         6,628       892,621
Financial expenses, net                            43,672           463            10        44,145
                                              -----------   -----------   -----------   -----------

Net loss                                      $   442,412   $   487,716   $     6,638   $   936,766
                                              ===========   ===========   ===========   ===========

Basic and diluted net loss per share          $      0.04   $      0.05   $    0.0001
                                              ===========   ===========   ===========

Weighted average number of common stock
   used in computing basic and diluted net
   loss per share                              10,426,190    10,426,190     7,819,642
                                              ===========   ===========   ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
U.S. dollars (except share data)

                                                                               Deficit
                                                                              accumulated
                                                                              during the         Total
                                                                              development     stockholders'
                                            Common stock    Share capital       stage          deficiency
                                            ------------    -------------     ----------       ----------
                                               Number
                                             ----------
Balance as of April 2, 2001
  (commencement of operations)                        --      $       --      $       --       $       --

  Issuance Common stock on April 2, 2001      10,426,190              10              --               10
  Net loss                                            --              --          (6,638)          (6,638)
                                              ----------      ----------      ----------       ----------

Balance as of December 31, 2001               10,426,190              10          (6,638)          (6,628)

  Net loss                                            --              --        (487,716)        (487,716)
                                              ----------      ----------      ----------       ----------

Balance as of December 31, 2002               10,426,190              10        (494,354)        (494,344)

  Net loss                                            --              --        (442,412)        (442,412)
                                              ----------      ----------      ----------       ----------

Balance as of December 31, 2003               10,426,190      $       10      $ (936,766)      $ (936,756)
                                              ==========      ==========      ==========       ==========

The accompanying notes are an integral part of the consolidated financial statements.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
U.S. dollars

                                                                                   Period from      Period from
                                                                                  April 2, 2001    April 2, 2001
                                                                                 (commencement of  (commencement
                                                             Year ended            operations)     of operations)
                                                             December 31,            through          through
                                                     -------------------------     December 31,     December 31,
                                                       2003            2002            2001            2003
                                                     ---------       ---------       ---------       ---------
 Cash flows from operating activities:
   Net loss                                          $(442,412)      $(487,716)      $  (6,638)      $(936,766)
   Adjustments required to reconcile net loss
     to net cash provided by (used in)
     operating activities:
     Depreciation                                       22,291           5,741              --          28,032
     Loss from sale of property and equipment            1,702              --              --           1,702
     Increase in trade and other accounts
       receivable and prepaid expenses                 (42,563)        (12,980)           (797)        (56,340)
     Increase in trade payables                         16,119          55,973           5,455          77,547
     Increase in employees and payroll accruals            493         155,695           5,699         161,887
     Increase in accrued expenses and other
         liabilities                                    18,601           6,724           1,500          26,825
     Increase in advance payments from
       customers and related parties                    47,500         196,000              --         243,500
     Accrued severance pay, net                         23,779          43,998              --          67,777
                                                     ---------       ---------       ---------       ---------

 Net cash provided by (used in) operating
    activities                                        (354,490)        (36,565)          5,219        (385,836)
                                                     ---------       ---------       ---------       ---------

 Cash flows from investing activities:
   Purchase of property and equipment                  (24,202)        (61,228)             --         (85,430)
                                                     ---------       ---------       ---------       ---------

 Net cash used in investing activities                 (24,202)        (61,228)             --         (85,430)
                                                     ---------       ---------       ---------       ---------

 Cash flows from financing activities:
   Issuance of shares                                       --              --           *) --          *)  --
   Short-term bank credit, net                             (94)         36,947              --          36,853
   Receipt of short-term loans from
   stockholders and related parties                    427,852          56,443              --         484,295
                                                     ---------       ---------       ---------       ---------

 Net cash provided by financing activities             427,758          93,390           *) --         521,148
                                                     ---------       ---------       ---------       ---------

 Increase (decrease) in cash and cash
   equivalents                                          49,066          (4,403)          5,219          49,882
 Cash and cash equivalents at the beginning of
   the period                                              816           5,219              --              --
                                                     ---------       ---------       ---------       ---------

 Cash and cash equivalents at the end of the
 period                                              $  49,882       $     816       $   5,219       $  49,882
                                                     =========       =========       =========       =========

 Supplemental disclosure of cash flows
    information:
   Cash paid during the period for:
   Interest                                          $   4,571       $   3,830       $      10       $   8,411
                                                     =========       =========       =========       =========

*)    Represents an amount lower than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 1:- GENERAL

      a. Zone4Play Inc. ("the Company") was incorporated under the laws of the State of Nevada on April 23, 2002 as Old Goat Enterprises, Inc. On February 1, 2004, the company acquired Zone4Play, Inc. ("Zone4Play (Delaware)"), which was incorporated under the laws of the State of Delaware on April 2, 2001, and subsequently changed the Company name to Zone4Play, Inc., a Nevada corporation. The Company develops and markets interactive games applications for Internet, portable devices and interactive TV platforms.

            The Company conducts its operations and business with and through its wholly-owned subsidiaries, Zone4Play Limited, an Israeli corporation incorporated in July 2001, which is engaged in research and development and marketing of the applications, Zone4Play (UK) Limited, a United Kingdom corporation, incorporated in November 2002, which is engaged in marketing of the applications.

            The Company's shares are currently traded on the OTC Bulletin Board under the trading symbol "ZFPI.OB."

      b. The Company and its subsidiaries are devoting substantially all of its efforts toward conducting research, development and marketing of its software. The Company's and its subsidiaries' activities also include raising capital and recruiting personnel. In the course of such activities, the Company and its subsidiaries have sustained operating losses and expect such losses to continue in the foreseeable future. The Company and its subsidiaries have not generated sufficient revenues and have not achieved profitable operations or positive cash flow from operations. The Company's accumulated deficit aggregated to $ 936,766 as of December 31, 2003. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis.

            The Company plans to continue to finance its operations with a combination of stock issuance and private placements and revenues from product sales.

      c.    Acquisition of Zone4Play (Delaware):

            According to the agreement between the Company and Zone4Play (Delaware), the Company issued 10,426,190 Common stock to the former holders of equity interest in Zone4Play (Delaware).

            The acquisition has been accounted for as a reverse acquisition, whereby the Company was treated as the acquiree and Zone4Play (Delaware) as the acquirer, primarily because Zone4Play (Delaware) shareholders owned a majority, approximately 58% of the Company's Common stock, upon completion of the acquisition. Immediately prior the consumption of the transaction Zone4play Inc. had no material assets and liabilities, hence the reverse acquisition is treated as a capital stock transaction in which Zone4Play (Delaware) is deemed to have issued the Common stock held by the Company shareholders for the net assets of the Company. The historical financial statements of the Company became the historical financial statements of Zone4Play (Delaware).

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 1:- GENERAL (Cont.)

      d.    Concentration of risk that may have a significant impact on the
            Company:

            In the year ended December 31, 2003, the Company derived most of its revenues from two major customers (see Note 8).

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

      The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

      a.    Use of estimates:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      b.    Financial statements in U.S. dollars:

            All of the revenues of the Company and its subsidiaries are generated in U.S. dollars ("dollar"). In addition, a substantial portion of the Company's and its subsidiaries costs are incurred in dollars. Company's management believes that the dollar is the primary currency of the economic environment in which the Company and its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the dollar.

            Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation" ("SFAS No. 52"). All transactions gains and losses of the remeasurement of monetary balance sheet items are reflected in the consolidated statements of income as financial income or expenses as appropriate, and have not been significant to date for all years presented.

      c.    Principles of consolidation:

            The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances, have been eliminated upon consolidation.

      d.    Cash equivalents:

            Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

      e.    Property and equipment, net:

            Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method, over the estimated useful lives of the assets, at the following annual rates:

                                                               %
                                                            -------
            Computers and peripheral equipment              20 - 33
            Electronic devices                                15

            The Company's long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long- Lived Assets" ("SFAS No. 144") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2003, no impairment losses have been identified.

      f.    Severance pay:

            The Company's liability for severance pay in respect to its Israeli employees is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. Israeli employees are entitled to one month's salary for each year of employment, or a portion thereof. The subsidiary's liability for its employees is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company's balance sheet.

            The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

            Severance expenses for the years ended December 31, 2003 and December 31, 2002 amounted to $ 37,674 and $ 66,844, respectively.

      g.    Revenue recognition:

            The Company generates revenues mainly from the sale of software applications, from customization services and from revenue sharing agreements.

            The Company generates revenues through its direct sales force.

            The Company accounts for revenues from software applications agreements in accordance with Statement of Position 97-2, "Software Revenue Recognition", as amended ("SOP 97-2"). The revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable and collectibility is probable.

            Revenues from software licenses that require significant customization, integration and installation are recognized in accordance with Statement of Position 81-1, "Accounting for Performance of Construction - Type and Certain Production Type Contracts" ("SOP 81-1"), using contract accounting on a completed contract method. After delivery, if uncertainty exists about customer acceptance of the software, license revenue is not recognized until acceptance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are first determined, in the amount of the estimated loss on the entire contract. As of December 31, 2003, no such estimated losses were identified.

            Estimated gross profit or loss from long-term contracts may change due to changes in estimates resulting from differences between actual performance and original forecasts. Such changes in estimated gross profit are recorded in results of operations when they are reasonably determinable by management, on a cumulative catch-up basis.

            The Company is entitled to royalties from revenue sharing arrangement upon sublicensing of the Company's products to end-users. Royalties out of revenue sharing arrangements are recognized when such royalties are reported to the Company.

      h.    Research and development costs:

            Research and development costs are charged to the Statement of Operations as incurred. Statement of Financial Accounting Standard No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS No. 86"), requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

            Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working models and the point at which the products are ready for general release have been insignificant. Therefore, all research and development costs have been expensed.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

      i     Income taxes:

            The Company and its subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standards, "Accounting for Income Taxes" ("SFAS No. 109"). This statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiaries provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

      j.    Concentrations of credit risk:

            Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The majority of the Company's cash and cash equivalents are invested in dollar instruments with major banks in Israel, the United Kingdom and the United States. Management believes that the financial institutions that hold the Company's investments are financially sound and accordingly, minimal credit risk exists with respect to these investments. Such cash and cash equivalents in the United States may be in excess of insured limits and are not insured in other jurisdictions. However, management believes that such financial institutions are financially sound.

            The Company's trade receivables are derived mainly from sales to two organizations located in Cyprus and in the United Kingdom, one of which (Cyprus) is related party. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses.

            The Company and its subsidiaries have no off-balance-sheet concentration credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

      k.    Fair value of financial instruments:

            The following methods and assumptions were used by the Company and its subsidiaries in estimating their fair value disclosures for financial instruments:

            The carrying amounts of cash and cash equivalents, trade receivables, other accounts receivable, short-term bank credit, short-term loans, trade payables and other accounts payable approximate their fair value due to the short-term maturity of such instruments.

            Long-terms loans are estimated by discounting the future cash flows using current interest rates for loans or similar terms and maturities. The carrying amount of the long-term liabilities approximates their fair value.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

      l.    Impact of recently issued accounting standard

            In December 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," ("SAB No. 104") which revises or rescinds certain sections of SAB No. 101, "Revenue Recognition," in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB No. 104 did not have a material effect on the Company's consolidated results of operations, consolidated financial position or consolidated cash flows.

NOTE 3:- OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

                                                              December 31,
                                                        ------------------------
                                                          2003             2002
                                                        -------          -------

Government authorities                                  $ 7,200          $12,402
Prepaid expenses and other                                2,837            1,375
                                                        -------          -------

                                                        $10,037          $13,777
                                                        =======          =======

NOTE 4:-      PROPERTY AND EQUIPMENT, NET

Cost:
  Computers and peripheral equipment                      $82,176        $58,687
  Electronic devices                                        1,468          2,541
                                                          -------        -------

                                                           83,644         61,228
                                                          -------        -------
Accumulated depreciation:
  Computers and peripheral equipment                       27,716          5,620
  Electronic devices                                          232            121
                                                          -------        -------

                                                           27,948          5,741
                                                          -------        -------

Depreciated cost                                          $55,696        $55,487
                                                          =======        =======

NOTE 5:-      SHORT-TERM BANK CREDIT

                                                                      December 31,
                                             ---------------------------------------------------------------
                                                     Interest rate                       Amount
                                             ------------------------------ --------------------------------
                                                 2003            2002             2003            2002
                                             -------------  --------------- ---------------- ---------------
                                                           %
                                             ------------------------------
Short-term bank credit linked to New
  Israeli Shekel (NIS)                                NIS 9.7-20.2           $      36,853    $      36,947
                                                                             =============    =============

(1) Total authorized credit lines                                            $      39,963    $      36,947
                                                                             =============    =============
(2) Weighted average interest rate at the
    end of the year (NIS)                                                               13%              17%
                                                                             =============    =============

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 6:- SHORT-TERM LOANS FROM STOCKHOLDERS AND RELATED PARTIES

      a. In December 2002, the Company signed a loan agreement with its stockholder in an amount of up to $ 500,000, for a term of two years. Up until December 2003, the Company obtained a total amount of $ 85,359.

            The loan is in U.S. dollars and bears an annual interest rate of 1.5%.

      b. The Company had received short-term loans from related parties in Israel and in the U.S. All loans were paid by the end of March 2004.

                                                             December 31,
                                                      --------------------------
                                                          2003          2002
                                                      ------------   -----------

            Short-term loans from related parties     $    398,936   $    --
                                                      ============   ===========

            The weighted average interest rate on these short-term loans as of December 31, 2003 was 0%.

NOTE 7:- COMMITMENTS AND CONTINGENT LIABILITIES

      a.    Lease commitments:

            The Company and its subsidiaries rent its facility from a related party under an operating lease agreement, which expires on August 19, 2004. The minimum rental payments and other attendant expenses under non-cancelable operating lease are as follows:

                      For the period ended August 19, 2004          16,231
                                                                   -------

                                                                   $16,231
                                                                   =======

            Total rent and other attendant expenses for the years ended December 31, 2003 and December 31, 2002, were approximately $19,570 and $25,586, respectively.

      b.    Litigation:

            In October 2002, the Company signed an agreement in the amount of $296,500 with a related party and a third party to provide a software application.

            According to the agreement, the Company received an advance payment in the amount of $ 196,000 from the third party.

            Due to a dispute with the third party, the software application was not delivered.

            In March 2003, the Company and a related party filed a claim in the Court of law in the state of Israel against the third party. During 2004, the Company's reached a settlement with all the parties involved. According to the settlement, each party dismissed its claim and the Company will provide the software application for the amount of $ 196,000 instead of $ 296,500.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 8:- SEGMENTS, CUSTOMERS AND GEOGRAPHIC INFORMATION

              Summary information about geographic areas:

              The Company manages its business on the basis of one reportable segment (see Note 1 for a brief description of the Company's business) and follows the requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information".

      a. The following is a summary of operations within geographic areas, based on customer's location:

                                         Year ended
                                         December 31,               Nine months
                                   -------------------------       December 31,
                                     2003             2002             2001
                                   --------         --------         --------
                                                 Total revenues
                                   ------------------------------------------

United Kingdom                     $153,857         $     --         $     --
Israel                                5,687          189,008            4,529
Cyprus                              380,000               --               --
Holland                              14,163               --               --
                                   --------         --------         --------
                                   $553,707         $189,008         $  4,529
                                   ========         ========         ========

      b.    Major customer data as percentage of total revenues:

                                                 2003         2002         2001
                                                 ----         ----         ----

Customer A                                         23%          --           --
                                                 ====         ====         ====
Customer B (related party)                         69%          --           --
                                                 ====         ====         ====
Customer C                                         --           30%          --
                                                 ====         ====         ====
Customer D (related party)                         --           68%          --
                                                 ====         ====         ====
Customer E                                         --           --          100%
                                                 ====         ====         ====

            c.    Long-lived assets located in Israel at the Company's premises.

NOTE 9:- SHARE CAPITAL

      a.    Shareholders' rights:

            The shares of Common stock confer upon the holders the right to elect the directors and to receive notice to participate and vote in the general meetings of the Company, and the right to receive dividends, if and when declared.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 9:- SHARE CAPITAL (Cont.)

      b.    Private placement:

            1. All Common stock and per share stock amounts have been adjusted of 10,426,190 Common Stock resulted from the acquisition agreement, as described in note 1c.

            2. In April 2001, upon commencement of operation, the Company issued 104,314 shares of Common stock of $ 0.001 par value in consideration of $ 0.1 and in addition was obligated to issue 10,321,876 shares of its Common stock to its founders. These shares were issued in August 2003 (9,233,880 shares), in September 2003 (734,371 shares) and in November 2003 (353,625 shares).

                  All Common stock and per share amounts have been adjusted to give retroactive effect these issuance of shares.

      c.    Dividends:

            In the event that cash dividends are declared in the future, such dividends will be paid in NIS. The Company does not intend to pay cash dividends in the foreseeable future.

NOTE 10:- RELATED PARTY TRANSACTIONS

      a. During 2002, the Company entered into a software development agreement with a company owned by the Chairman of the Board of Directors. In consideration of this agreement, the Company generated in 2002 revenues in a total amount of $ 128,340.

      b. During 2002, the Company entered into a software development agreement with a company owned by the founder of the Company to sale a credit card clearing software. The Company generated one-time revenues from this agreement in 2003, in a total amount of $ 380,000.

      c. In December 2002, the company signed a loan agreement with its stockholder in an amount of up to $ 500,000 for a term of two years. The loan is in U.S. dollars and bears an annual interest rate of 1.5%. As of December 2003, the company used amount of $ 85,359 out of total credit line.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 11:- INCOME TAXES

      a. Measurement of taxable income under the Income Tax Law (Inflationary Adjustments), 1985:

            Results for tax purposes of the Israeli subsidiary are measured in terms of earnings in NIS, after certain adjustments for increases in the Israeli Consumer Price Index ("CPI"). As explained in Note 2b, the financial statements are measured in U.S. dollars. The difference between the annual change in the Israeli CPI and in the NIS/dollar exchange rate causes a further difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Israeli subsidiary has not provided deferred income taxes on the difference between the functional currency and the tax bases of assets and liabilities.

            Israeli tax reform:

            On January 1, 2003, a comprehensive tax reform took effect in Israel. Pursuant to the reform, resident companies are subject to Israeli tax on income accrued or derived in Israel or abroad. In addition, the concept of "controlled foreign corporation" was introduced, according to which an Israeli company may become subject to Israeli taxes on certain income of a non-Israeli subsidiary if the subsidiary's primary source of income is passive income (such as interest, dividends, royalties, rental income or capital gains). The tax reform also substantially changed the system of taxation of capital gains.

      b.    Deferred income taxes:

            Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company and its subsidiaries' deferred tax assets are as follows:

                                                            December 31,
                                                      -------------------------
                                                        2003            2002
                                                      ---------       ---------

Operating loss carryforward                           $ 327,293       $ 173,273
Reserves and allowances                                  38,350          25,860
                                                      ---------       ---------

Net deferred tax asset before valuation allowance       365,643         199,133
Valuation allowance                                    (365,643)       (199,133)
                                                      ---------       ---------

Net deferred tax asset                                $      --       $      --
                                                      =========       =========

            As of December 31, 2003, the Company and its subsidiaries have provided valuation allowances of $ 365,643, in respect of deferred tax assets resulting from tax loss carryforwards and other temporary differences. Management currently believes that since the Company and its subsidiaries have a history of losses it is more likely than not that the deferred tax regarding the loss carryforwards and other temporary differences will not be realized in the foreseeable future. The change in valuation allowance was $ 166,510.

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 11:- INCOME TAXES (Cont.)

      c.    Net operating losses carryforwards:

            The Company has accumulated losses for tax purposes as of December 31, 2003, in the amount of $ 760,497, which may be carried forward and offset against taxable income, and which expire during the years 2021-2023.

            Utilization of U.S. net operating losses may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

            The Israeli subsidiary, a subsidiary of Zone4Play Inc. in Israel, has accumulated losses for tax purposes as of December 31, 2003, in the amount of approximately $ 141,915, which may be carried forward and offset against taxable income in the future, for an indefinite period.

            The United Kingdom subsidiary, a subsidiary of Zone4Play Inc. in United Kingdom, has accumulated losses for tax purposes as of December 31, 2003, in the amount of approximately $ 28,656, which may be carried forward and offset against taxable income in the future, for an indefinite period.

      d. The main reconciling items between the statutory tax rate of the Company and the effective tax rate are the non-recognition of the benefits from accumulated net operating losses carry forward among the various subsidiaries worldwide due to the uncertainty of the realization of such tax benefits.

NOTE 12:- FINANCIAL EXPENSES

                                                              Year ended
                                                              December 31,
                                                         -----------------------
                                                           2003           2002
                                                         -------        -------
Financial expenses:
  Interest, bank charges and fees                        $19,918        $ 2,518
  Financial income:
    Foreign currency translation differences              23,754         (2,055)
                                                         -------        -------
                                                         $43,672        $   463
                                                         =======        =======

                                             ZONE4PLAY INC. AND ITS SUBSIDIARIES
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 13:- SUBSEQUENT EVENTS (UNAUDITED)

      In April 2004, the Company completed a $ 1.2 million private placement, consisting of 1,500,000 shares of its Common stock of $ 0.001 par value and two warrants to purchase one share of Common stock each. One warrant is exercisable for 24 months at a price of $1.85 per share and one warrant is exercisable for 36 months at a price of $2.50 per share. The purchase price for each Common stock and two warrants was $ 0.80. The privet placement agreement was signed with a group of institutional and individual investors.

      In August 2004, the Company completed a $ 1 million private placement consisting of 1,000,000 shares of its Common stock of $ 0.001 par value and two warrants to purchase one share of Common stock each. One warrant is exercisable for 24 months at a price of $ 2.00 per share and one warrant is exercisable for 36 months at a price of $ 2.5 per share. The purchase price for each Common stock and two warrants was $ 1.

      On May 1, 2004, the Company signed an agreement with the Executive Vice President of the Company. According to the agreement the Company will grant options to purchase 200,000 shares of its Common stock at a purchase price per share at a 15% discount to the market price of its Common stock on May 1, 2004. The options are exercisable for a period of 60 months from the grant date and vest 1/8 every three months beginning July 1, 2004. In addition, if the company's gross revenues exceed $ 15 million during the 2005 calendar year, the Company agreed to grant him fully vested options to purchase 180,000 shares of its Common stock exercisable for a 60 months from May 1, 2004 at a purchase price per share at a 15% discount to the market price of its Common stock. To date, The Company's Board of Directors has not approved this grant. Further more the Executive Vice President is entitled to sales commissions equal to 5% of aggregate total net revenues from institutional gaming operators.

      The Company has signed agreements with two non-employee directors. While each such Director serves as a member of the Board, the Company shall pay the Director a director's fee of $ 7,000 per annum, payable in quarterly installments. Both Directors shall be granted an option under the terms of the Company's option plan, when it will be issued, to purchase 192,261 shares of Common stock of the Company, at an exercise price per share of $
      1. Each Director's rights to exercise such option shall vest in three equal annual installments during a period of three years commencing on May 2004, provided that the Company's agreement with such Director is not earlier terminated. To date the Company has not adopted a stock option plan and accordingly has not granted these options.

      During 2004, the Company issued 66,570 shares to service providers, regarding there service agreements. The company had accounted for these shares to the service providers under the fair value method of Statement of Financial Accounting Standard No.123 "Accounting for Stock Based Compensation". The fair value of these shares was estimated using the Company's share price at grant dates.

                              - - - - - - - - - -

                                Up to 16,553,530
                                    Shares of
                                  Common Stock

                                       of

                                ZONE 4 PLAY, INC.

                                   PROSPECTUS



                 The date of this prospectus is __________, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Our Bylaws require that we indemnify and hold harmless our officers and directors who are made a party to or threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of officer of Zone 4 Play, Inc. to the fullest extent permitted under Chapter 78 of the Nevada Revised Statutes, as amended.

      The State of Nevada permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

      (a)   The person conducted himself or herself in good faith;

      (b)   The person reasonably believed:

            (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

            (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.

      (c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

      The indemnification discussed herein is not exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaws, agreement, vote of stockholders, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

  Nature of Expense                                            Amount
  -----------------                                          ----------
SEC registration fee                                         $ 1,814.19
Accounting fees and expenses                                 $ 5,000.00*
Legal fees and expenses                                       35,000.00*
                                                             ----------
                      TOTAL                                  $41,814.19*
                                                             ==========

* Estimated

Item 26. Recent Sales of Unregistered Securities

      Pursuant to a Stock Purchase Agreement dated December 31, 2004, we issued 10,426,191 shares of common stock to 21 individuals and entities in consideration for all of the issued and outstanding capital stock of Zone 4 Play, Inc., a Delaware corporation.

      In March 2004, we issued 44,348 shares of common stock to The Equity Group Inc., a New York corporation, pursuant to a consulting contract.

      On April 1, 2004, we sold 1,500,000 units of common stock and common stock purchase warrants at a purchase price of $0.80 per unit, for an aggregate of $1,200,000. Each unit consists of one share of our common stock and two common stock purchase warrants. One warrant is exercisable for 24 months at a price of $1.85 per share and one warrant is exercisable for 36 months at a price of $2.50 per share. The completed private placement consisted of an aggregate of 1,500,000 shares of the Company's common stock and 3,000,000 warrants.


      In August 2004, we issued 22,222 shares of common stock to PortfolioPR Inc., a New York corporation, pursuant to a consulting contract.


      On August 17, 2004, we sold 1,000,000 units of common stock and common stock purchase warrants at a purchase price of $1.00 per unit, for an aggregate of $1,000,000. Each unit consists of one share of common stock and two common stock purchase warrants. One warrant is exercisable for 24 months at a price of $2.00 per share and one warrant is exercisable for 36 months at a price of $2.50 per share.


      On December 31, 2004, we issued an aggregate of 1,435,000 options under our 2004 Global Share Option Plan to various employees, directors and consultants. 1,275,000 of these options are exercisable at a price of $0.55 per share and 160,000 of such options are exercisable at $1.00 per share. All of the options expire on December 31, 2014.

      On January 3, 2005 we sold 50,000 shares of common stock to Benchmark consulting Inc, a New York corporation, pursuant to a consulting contract.

      On January 3, 2005, we sold an aggregate of 2,483,332 shares of common stock to nine accredited investors for aggregate gross proceeds of $3,724,999.

      On January 27, 2005, we sold an aggregate of 176,666 shares of common stock to four accredited investors for aggregate gross proceeds of $264,999.


      All of the above issuances and sales were deemed to be exempt under Regulation S, Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933. For issuances and sales that were exempt from registration under Regulation S, the shares were purchase in an "offshore transaction" as defined in, and pursuant to, Regulation S on the basis that the purchaser was not offered the shares in the United States and did not execute or deliver any agreement in the United States.

Item 27.    Exhibits

Exhibit
Number                             Description
-------  -----------------------------------------------------------------------
2.1 Stock Purchase Agreement dated December 1, 2003 between Zone4play, Inc. and Old Goat Enterprises, Inc. (incorporated by reference to Form 8-K/A filed on April 5, 2004)

3.1 Articles of Incorporation (incorporated by reference to Form SB-2 (File No. 333-91356) filed on June 27, 2002)

3.2 Certificate of Amendment to Articles of Incorporation (incorporated by reference to Form 8-K filed on February 6, 2004)

Exhibit
Number                             Description
-------  -----------------------------------------------------------------------
3.3 Bylaws (incorporated by reference to Form SB-2 (File No. 333-91356) filed on June 27, 2002)
5.1      Opinion and Consent of Sichenzia Ross Friedman Ference LLP
10.1 Director Appointment Agreement of Oded Zucker dated January 1, 2004 (incorporated by reference to Form 10-QSB filed on August 16, 2004)
10.2 Director Appointment Agreement of Shlomo Rothman dated January 1, 2004 (incorporated by reference to Form 10-QSB filed on August 16, 2004)
10.3 Employment Agreement with Uri Levy dated January 1, 2004 (incorporated by reference to Form SB-2 (File No. 333-120174) filed on November 3,
         2004)
10.4 Employment Agreement with Haim Tabak dated April 1, 2004 (incorporated by reference to Form SB-2 (File No. 333-120174) filed on November 3,
         2004)
10.5 Employment Agreement with Shachar Schalka dated April 1, 2004 (incorporated by reference to Form SB-2 (File No. 333-120174) filed on November 3, 2004)
10.6 Employment Agreement with Gil Levi dated April 1, 2004 (incorporated by reference to Form SB-2 (File No. 333-120174) filed on November 3, 2004)
10.7 Employment Agreement with Idan Miller dated May 1, 2004 (incorporated by reference to Form SB-2 (File No. 333-120174) filed on November 3,
         2004)

10.8 Lease Agreement dated August 31, 2004 between Zone4Play Israel, Ltd. and Atidim Ltd. (incorporated by reference to Amendment No. 1 to Form SB-2 (File No. 333-120174) filed on December 21, 2004)

10.9 Joint Venture Agreement, dated June 1, 2004, by and between Zone4Play and Netfun, Ltd. (incorporated by reference to Form 10-QSB filed on August 16, 2004)

10.10 Joint Distribution Agreement, dated April 21, 2004, by and between Game Universe Inc. and Zone4Play, Inc. (incorporated by reference to Amendment No. 1 to Form SB-2 (File No. 333-120174) filed on December 21, 2004)
10.11 Distribution Agreement, dated June 21, 2004, by and between Zone4Play, Inc. and Slingo Inc. (incorporated by reference to Amendment No. 1 to Form SB-2 (File No. 333-120174) filed on December 21, 2004)
10.12 Marketing Agreement, dated August 12, 2004, between Bluestreak Technology, Inc. and Zone4Play, Inc. (incorporated by reference to Amendment No. 1 to Form SB-2 (File No. 333-120174) filed on December 21, 2004)
10.13 Agreement, dated August 8, 2004, between The Gaming Channel Limited and Zone4Play (UK) Ltd. (incorporated by reference to Amendment No. 1 to Form SB-2 (File No. 333-120174) filed on December 21, 2004)

10.14 Interactive Service Agreement, dated November 6, 2003, by and between Zone4Play, Inc. and RCN Telecom Services of Illinois, LLC (incorporated by reference to Form 8-K filed on December 20, 2004)
10.15 Casino Games Supply and License Subcontract Agreement, dated October 1, 2003, between NDS Limited and Zone4Play, Inc. (incorporated by reference to Form 8-K filed on December 20, 2004)
10.16 Interactive Television Content Service Agreement, dated March 10, 2003, between Two Way TV Limited, Zone4Play (CY) Limited and Zone4Play Israel Limited (incorporated by reference to Form 8-K filed on December 20,
         2004)
10.17 Agreement of Novation made on September 8, 2003 between Two Way TV, Ltd., Zone 4 Play (CY) Ltd., Zone4Play (Israel) Ltd., and Zone 4 Play
         (UK) Ltd. (incorporated by reference to Form 8-K filed on December 20,
         2004)
10.18 Game Licensing Agreement, dated January 8, 2004, by and between Zone 4 Play, Inc. and LodgeNet Entertainment Corporation (incorporated by reference to Form 8-K filed on December 20, 2004)

10.19 Content License Agreement, dated August 24, 2004, by and between CSC Holdings, Inc. and Zone 4 Play, Inc. (incorporated by reference to Amendment No. 1 to Form SB-2 (File No. 333-120174) filed on December 21, 2004)

10.20 Interactive Affiliation Agreement dated November 18, 2004 by and between Zone 4 Play, Inc. and EchoStar Satellite LLC (incorporated by reference to Form 8-K filed on November 30, 2004)
10.21 Employment Agreement with Idan Miller dated November 30, 2004 (incorporated by reference to Form 8-K filed on November 30, 2004)

Exhibit
Number                             Description
-------  -----------------------------------------------------------------------
10.22 2004 Global Share Option Plan (incorporated by reference to Form 8-K filed on November 30, 2004)

10.23 Amendment Agreement by and between Zone4Play, Inc. and LodgeNet Entertainment Corporation dated as of December 14, 2004 (incorporated by reference to Form 8-K filed on December 30, 2004)
10.24 Agreement made as of January 17, 2005 between Eurobet UK Limited and Zone4Play (UK) Limited (incorporated by reference to Form 8-K filed on January 24, 2005)
10.25 Agreement made as of January 24, 2005 between The Poker Channel Ltd. and Zone 4 Play, Inc. (incorporated by reference to Form 8-K filed on January 27, 2005)

16.1 Letter from Peach Goddard Chartered Accountants dated February 5, 2004 (incorporated by reference to Form 8-K filed on February 6, 2004)
21.1 List of Subsidiaries (incorporated by reference to Form SB-2 (File No. 333-120174) filed on November 3, 2004)
23.1     Consent of Sichenzia Ross Friedman Ference LLP (See Exhibit 5)
23.2     Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young
         Global
24 Powers of Attorney, incorporated by reference to the signature page to Form SB-2 (File No. 333-120174), filed with the Securities and Exchange Commission on November 3, 2004

Item 28. Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

            (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

      (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      (3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      (4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

      Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel-Aviv, Israel on February 1, 2005.

                                        ZONE 4 PLAY, INC.


                                        By: /s/ Shimon Citron
                                            ------------------------------------
                                            Shimon Citron,
                                            President, Chief Executive Officer
                                            and Director


                                        By: /s/ Uri Levy
                                            ------------------------------------
                                            Uri Levy,
                                            Chief Financial Officer and
                                            Principal Accounting Officer

      In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.


             Signature                             Title                        Date
             ---------                             -----                        ----
/s/ Shimon Citron                    President, Chief Executive Officer   February 1, 2005
-----------------------------------   and Director
Shimon Citron

      *                              Director                             February 1, 2005
-----------------------------------
Shlomo Rothman

      *                              Director                             February 1, 2005
-----------------------------------
Oded Zucker

*By /s/ Shimon Citron, authorized under Power of Attorney filed with Form SB-2 (File No. 333-120174), filed with the Securities and Exchange Commission on November 3, 2004.